                                                               Exhibit (a)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                              ASA Holdings, Inc.
                                      at
                             $34.00 Net per Share
                                      by
                                Delta Sub, Inc.
                    an indirect, wholly-owned subsidiary of
                             Delta Air Lines, Inc.

--------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 19, 1999, UNLESS THE OFFER IS EXTENDED (SUCH DATE,
             AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE").
--------------------------------------------------------------------------------

     THE BOARD OF DIRECTORS OF ASA HOLDINGS, INC. (TOGETHER WITH ITS SUBSIDIARIES, "ASA") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES (AS DEFINED HEREIN). THE BOARD RECOMMENDS THAT ASA'S SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of the then issued and outstanding shares (the "Shares") of common stock, par value $0.10 per share, of ASA which, when taken together with Shares owned by Delta or its affiliates, represent at least a majority of the then issued and outstanding Shares on a fully diluted basis (the "Minimum Condition"). See "The Tender Offer--Certain Conditions of the Offer."

     Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Board of Directors of ASA its written opinion as investment bankers that, as of the date of such opinion and based on and subject to the matters stated in such opinion, the consideration to be paid in the Offer and the Merger is fair from a financial point of view to the holders of Shares (other than Delta and its affiliates). See "Special Factors--Opinion of Financial Advisor to the ASA Board" for further information concerning the opinion of Morgan Stanley.

                                    IMPORTANT

     Any shareholder who desires to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in such Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to such Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile) together with the certificate(s) ("Share Certificates") representing the tendered Shares and any other required documents to Harris Trust Company of New York (the "Depositary") (at the Depositary's address set forth on the back cover of this Offer to Purchase) or tender such shareholder's Shares pursuant to the procedure for book-entry transfer set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender such shareholder's Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth under the caption "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

     Questions or requests for assistance may be directed to Morrow & Co., Inc. (the "Information Agent") or Goldman, Sachs & Co. (sometimes referred to herein as the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Dealer Manager.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            -----------------------
                      The Dealer Manager for the Offer is:
                              Goldman, Sachs & Co.

February 22, 1999

                                TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
INTRODUCTION.............................................................................1

SPECIAL FACTORS..........................................................................3
         Background of the Offer.........................................................3
         Recommendation of the ASA Board; Fairness of the Offer and the Merger...........8
         Opinion of Financial Advisor to the ASA Board..................................10
         Position of Delta, Delta Sub and Delta Holdings Regarding Fairness of
           the Offer and the Merger.....................................................13
         Purpose and Structure of the Offer and the Merger; Reasons of Delta for
           the Offer and the Merger.....................................................14
         Plans for ASA after the Offer and the Merger...................................15
         Rights of Shareholders in the Offer and the Merger.............................15
         The Merger Agreement...........................................................16
         The Shareholders Agreement.....................................................24
         The Confidentiality Agreement..................................................24
         Interests of Certain Persons in the Offer and the Merger.......................25

THE TENDER OFFER........................................................................29
         Terms of the Offer.............................................................29
         Acceptance for Payment and Payment for Shares..................................30
         Procedures for Accepting the Offer and Tendering Shares........................31
         Withdrawal Rights..............................................................34
         Certain United States Federal Income Tax Consequences..........................34
         Price Range of Shares; Dividends...............................................35
         Certain Information Concerning ASA.............................................36
         Certain Information Concerning Delta, Delta Holdings and Delta Sub.............37
         Financing of the Offer and the Merger..........................................39
         Dividends and Distributions....................................................39
         Certain Effects of the Offer...................................................39
         Certain Conditions of the Offer................................................41
         Certain Legal Matters; Regulatory Approvals....................................44
         Fees and Expenses..............................................................45
         Miscellaneous..................................................................46

                                    SCHEDULES

SCHEDULE I  - Directors and Executive Officers of ASA
SCHEDULE II - Directors and Executive Officers of Delta, Delta Sub and Delta
              Holdings; Proposed Directors and Executive Officers of the Surviving Company

To the Holders of Shares of Common Stock of ASA Holdings, Inc.:

                                  INTRODUCTION

     Delta Sub, Inc. ("Delta Sub"), a Georgia corporation, hereby offers to purchase any and all issued and outstanding shares of common stock, par value $0.10 per share (the "Shares"), of ASA Holdings, Inc., a Georgia corporation, (together with its subsidiaries, "ASA") (other than Shares already owned by Delta and its subsidiaries) at a price of $34.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Delta Sub is a direct, wholly-owned subsidiary of Delta Air Lines Holdings, Inc. ("Delta Holdings"), a Delaware corporation, and an indirect, wholly-owned subsidiary of Delta Air Lines, Inc. ("Delta"), a Delaware corporation.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Delta Sub pursuant to the Offer. Delta or Delta Sub will pay all charges and expenses of the dealer manager, Goldman, Sachs & Co. (the "Dealer Manager" or "Goldman, Sachs"), the depositary, Harris Trust Company of New York (the "Depositary") and the information agent, Morrow & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See "The Tender Offer--Fees and Expenses."

     As of February 19, 1999, Delta beneficially owned 7,995,000 of the 28,523,177 outstanding Shares, representing approximately 28% of the Shares then outstanding.

     THE BOARD OF DIRECTORS OF ASA (THE "ASA BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES. THE ASA BOARD RECOMMENDS THAT ASA'S SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

     Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the ASA Board its written opinion as investment bankers that, as of the date of such opinion and based on and subject to the matters stated in such opinion, the consideration to be paid in the Offer and the Merger is fair from a financial point of view to the holders of Shares (other than Delta and its affiliates). See "Special Factors--Opinion of Financial Advisor to the ASA Board" for further information concerning the opinion of Morgan Stanley.

     ASA has been advised that all of its directors intend to tender or cause the tender of all of their Shares pursuant to the Offer. In addition, ASA's two most senior executives (each of whom is a member of the ASA Board) have entered into a Shareholders Agreement (as defined) with Delta pursuant to which they have agreed to tender their Shares in the Offer. See "Special Factors--The Shareholders Agreement."

     ASA has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders herewith.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of the then issued and outstanding Shares of ASA which, when taken together with Shares owned by Delta and its affiliates, represent at least a majority of the then issued and outstanding Shares on a fully diluted basis (the "Minimum Condition"). See "The Tender Offer--Certain Conditions of the Offer."

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 15, 1999 (the "Merger Agreement"), among ASA, Delta and Delta Sub. The Offer is not conditioned on obtaining financing. The Merger Agreement provides that, among other things, as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction (or waiver, to the extent permissible under the Merger Agreement) of the other conditions set forth in the Merger Agreement, Delta Sub will, in accordance with the Georgia Business Corporation Code (the "GBCC"), be merged with and into ASA (the "Merger"), with ASA continuing as the surviving corporation (the "Surviving Company"). At the effective time of the Merger (the "Effective Time"), subject to the terms and conditions of the Merger Agreement, each Share outstanding immediately prior to the Effective Time (other than Shares held in the treasury of ASA, Shares owned by Delta or its affiliates or Shares as to which dissenters' rights have been timely exercised) shall be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "Special Factors--The Merger Agreement."

     The Merger is subject to the satisfaction or waiver of certain conditions, including, unless no longer required by the GBCC, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of ASA. See "Special Factors--The Merger Agreement." The Merger is not conditioned on obtaining financing. Under the GBCC, the affirmative vote of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. If Delta and Delta Sub own a majority of the outstanding Shares as a result of the Offer or otherwise, Delta and Delta Sub would have sufficient voting power to and would approve the Merger without the affirmative vote of any other shareholder of ASA. Unless it is no longer required to do so under the GBCC, ASA has agreed to cause a meeting of its shareholders as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger and the Merger Agreement. Delta, Delta Holdings and Delta Sub have agreed to vote their Shares in favor of the Merger.

     No dissenters' rights are available in connection with the Offer; however, shareholders of ASA who have not tendered their Shares in the Offer will have dissenters' rights in connection with the Merger. Such dissenters' rights are described in "Special Factors--Rights of Shareholders in the Offer and the Merger."

     As of the close of business on February 19, 1999, there were outstanding 28,523,177 Shares and options to purchase an aggregate of 1,353,200 Shares at an average exercise price of $30.14 per Share (of which 676,700 were vested and exercisable). In addition, Delta and its affiliates owned 7,995,000 of the outstanding Shares. Based upon the foregoing, Delta believes that the Minimum Condition will be satisfied if at least 6,266,589 Shares (other than Shares held by Delta or its affiliates) are validly tendered and not withdrawn prior to the Expiration Date (as defined herein) (assuming that no options on Shares are exercised prior to the Expiration Date).

     On January 26, 1999, the ASA Board declared a regular quarterly cash dividend of $0.115 per Share, payable on March 15, 1999 to holders of record as of March 1, 1999. Shareholders of record as of March 1, 1999 will be entitled to receive such dividend, regardless of whether or when their Shares are tendered or purchased pursuant to the Offer.

     This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

                                 SPECIAL FACTORS

Background of the Offer 1996

     Reorganization of ASA

     ASA Holdings, Inc. ("ASA Holdings") is a holding company, the principal assets of which are the shares of its wholly-owned subsidiaries, Atlantic Southeast Airlines, Inc. ("Atlantic Southeast"), a Georgia corporation, and ASA Investments, Inc. ("ASA Investments"), a Delaware corporation. Atlantic Southeast is the operating company which conducts all airline operations. ASA Holdings became the direct parent of Atlantic Southeast and ASA Investments pursuant to a corporate reorganization which became effective December 31, 1996. Pursuant to the reorganization, Atlantic Southeast was merged into a subsidiary of ASA Holdings, and shareholders of Atlantic Southeast received shares of common stock of ASA Holdings in exchange for their shares of common stock of Atlantic Southeast. The effect of the reorganization was to replace the publicly traded shares of Atlantic Southeast with publicly traded shares of ASA Holdings. As such, all references herein to "Shares" shall refer, as to periods before the reorganization, to shares of common stock of Atlantic Southeast, par value $0.10 per share, and, as to periods including and after the reorganization, to shares of common stock of ASA Holdings, par value $0.10 per share. All references herein to "ASA" refer, as the context may require, either individually to ASA Holdings or collectively to ASA Holdings, Atlantic Southeast and ASA Investments.

     Marketing and Code Sharing Arrangements Between ASA and Delta

     ASA has operated in Atlanta since 1984, and in Dallas/Fort Worth since late-1986 as a "Delta Connection" carrier pursuant to a marketing agreement with Delta (the "Delta Connection Agreement"). The Delta Connection Agreement was originally entered into on August 6, 1984 and was restated or amended several times subsequently. Since December 31, 1994, the Delta Connection Agreement has been terminable by either party thereto on 30 days' prior written notice.

     Under the Delta Connection program, all ASA flights are promoted as part of the Delta route network in computer systems used by travel agents and in advertising and published timetables, and all ASA flights carry the Delta designator code. ASA flights are sold on Delta ticket stock, and all revenue from ASA ticket sales by travel agents are remitted to Delta. Delta handles ASA reservations calls. Customer payments for tickets purchased from agents or at Delta city ticket offices for ASA flights are remitted to Delta. ASA and Delta split revenues (less cost of sales) in accordance with a revenue proration arrangement. Under this arrangement, ASA is paid all revenue (less agreed expenses) for tickets sold to passengers not connecting to a Delta-operated flight (i.e., local traffic). Revenue for passengers traveling on a ticket with an ASA flight connecting to a Delta-operated flight are prorated between Delta and ASA using a proration methodology that considers the mileage of the flight segments flown and the relative cost of the service provided, minus the cost of sales, with adjustments made for international tickets.

     During 1998, approximately 80% of ASA's passengers connected with or from Delta flights at the Atlanta or Dallas/Fort Worth hubs, and ASA derived substantially all of its operating revenues from its marketing and code sharing arrangements with Delta. The Delta Connection program generated revenues for ASA of approximately $321.7 million and $348.4 million in 1997 and 1998, respectively. In addition, pursuant to separate arrangements, ASA leases reservation equipment and certain facilities from Delta, and Delta provides certain services to ASA including reservation and ground handling services. Expenses under these arrangements in 1997 and 1998 were approximately $11.7 million and $11.8 million, respectively.

     Delta Ownership of ASA Shares; Stock Agreement

     On June 19, 1986, Delta purchased from ASA 2,665,000 Shares pursuant to a stock purchase agreement dated May 28, 1986 (the "Original Stock Agreement") between the two companies. Delta made this investment for the purposes of obtaining a significant equity interest in ASA, and to enhance ASA's continuing participation in the "Delta

Connection" program. After giving effect to the issuance of these Shares, Delta's investment represented approximately 20% of the then outstanding number of Shares. On December 27, 1989, Delta assigned and transferred to Delta Air Lines Holdings, Inc. ("Delta Holdings") all of the Shares then owned by Delta.

     On March 17, 1997, following the ASA reorganization described above, ASA Holdings, Atlantic Southeast, Delta and Delta Holdings entered into an amended agreement (the "Stock Agreement"), containing terms and conditions which are substantially the same as those contained in the Original Stock Agreement.

     Pursuant to the Stock Agreement, for so long as Delta beneficially owns at least 10% of the outstanding Shares, either Delta or Delta Holdings has the right to cause ASA (i) to include in its slate of nominees for election to the ASA Board at least two designees of Delta or Delta Holdings who are reasonably acceptable to ASA, and (ii) to use its reasonable best efforts to assure that these individuals are elected to the ASA Board. The Stock Agreement also grants Delta and Delta Holdings certain demand and piggyback registration rights and pre-emptive rights, and grants ASA a right of first refusal in respect of certain sales by Delta or Delta Holdings of Shares to persons pursuant to a demand registration or in a private sale.

     Other than as described above, neither Delta nor any of its subsidiaries has acquired or disposed of any Shares prior to the date hereof. As of February 19, 1999, Delta beneficially owned 7,995,000 of the 28,523,177 outstanding Shares, representing approximately 28% of the Shares then outstanding. The increase since 1986 in the number of Shares beneficially owned by Delta, and in its relative percentage ownership of Shares, is the result of stock splits and repurchases by ASA of Shares since that time.

     Recent Contacts, Negotiations and Transactions Between Delta and ASA

     Since December 31, 1994, the date on which the Delta Connection Agreement became terminable on 30 days' notice by either party, Delta and ASA have had various discussions about aspects of their marketing alliance, and from time to time have had discussions regarding the renewal of the Delta Connection Agreement. In March 1995, Delta forwarded drafts of proposed renewal agreements to each of its connection carriers, including ASA. The draft agreement forwarded to ASA proposed increases and other changes to a number of the fees charged by Delta to ASA under the Delta Connection Agreement. While ASA did not accept this draft agreement, Delta and ASA subsequently agreed to certain increases in fees associated with marketing-related activities.

     In the spring of 1997, Delta began to reassess its connection carrier strategy generally. On March 31, 1997, Delta decided to remove its one remaining designee from the ASA Board. Delta also withdrew its designees from all of the other connection carriers on which it had the right to board representation. Delta's decision to withdraw its designees from the boards of ASA and Delta's other connection carriers was motivated by Delta's intention to seek modification of the terms of its marketing and other arrangements with each such carrier, and its desire to minimize the potential for, or the perception of, any conflict of interest between Delta and such connection carriers that could otherwise arise in such a context. Since March 31, 1997, notwithstanding its right under the Stock Agreement to nominate two designees for election to the ASA Board, neither Delta nor any of its affiliates have nominated any designees to, or had any representatives on, the ASA Board. In June 1997, Delta representatives met with representatives from its various connection carriers, including ASA, to inform them that Delta intended to seek modifications to their respective marketing arrangements.

     On September 25, 1997, Bryan LaBrecque, Director of Connection Carriers of Delta, wrote to John W. Beiser, President of ASA, with a proposal to revise the companies' arrangements to permit Delta to recover certain of its costs relating to ASA's operations, and to introduce a royalty fee for ASA's use of the Delta designator code. In subsequent meetings between Messrs. LaBrecque and Beiser, Mr. Beiser expressed his dissatisfaction with these proposals and stated that, on the basis of the revised cost structure proposed by Delta, it would be uneconomical for ASA to continue providing service at Delta's Dallas / Fort Worth hub. On November 10, 1997, at ASA's request, Delta withdrew its proposal, pending further discussions.

     In late 1997, Delta raised with ASA certain concerns about various ASA customer service issues. These customer service issues were, in part, attributable to significant attrition among ASA's mechanics and the difficulties associated with negotiating a new collective bargaining agreement with ASA's pilots union. Discussions were held throughout the spring of 1998 between ASA and Delta regarding various customer service issues. On July 21, 1998, Maurice
W. Worth, Chief Operating Officer of Delta, met with Mr. Beiser to discuss Delta's concerns about ASA's service. Mr. Worth informed Mr. Beiser that if service did not improve significantly within the next 45 days, Delta would need to reevaluate its alternatives for Delta connection service on certain routes. On July 27, 1998, Mr. Worth and Leo F. Mullin, President and Chief Executive Officer of Delta, met with Mr. Beiser and George F. Pickett, Chairman and Chief Executive Officer of ASA, to continue discussions regarding the need for improvements in ASA's service. On September 8, 1998, Mr. Worth wrote to Mr. Beiser, acknowledging ASA's significant progress in addressing its service problems and noting that Delta looked forward to continued improvement by ASA.

     In July and September 1998, ASA management indicated to Delta that they were interested in expanding ASA's connecting operations into several new markets. Although Delta noted that ASA had been making progress in improving customer service levels, Delta nonetheless rejected expansion into these new markets in large part on the basis of its continued concerns over ASA's service. During regular meetings between Delta and ASA representatives over the course of the fourth quarter of 1998, Delta noted ASA's progress in addressing certain service issues, but also continued to express concern about a number of other service issues.

     On January 18, 1999, Mr. LaBrecque wrote to Mr. Beiser, reiterating Delta's concerns about ASA's customer service and the appropriate sharing of costs between the two carriers, as well as certain other issues. On January 20, 1999, Mr. Worth met with Messrs. Beiser and Pickett to discuss the subjects covered in Mr. LaBrecque's January 18 letter. At that meeting, Mr. Worth repeated Delta's concerns about ASA's customer service. He said that, as a result, Delta was considering providing another Delta Connection carrier with code sharing opportunities on certain Atlanta routes. He also stated that Delta considered the existing revenue allocation arrangement between Delta and ASA to be inequitable to Delta, and believed that it needed revisiting. Messrs. Pickett and Beiser acknowledged that ASA had experienced service problems in the first half of 1998, but reminded Mr. Worth of the significant progress that ASA had made since agreeing to a new collective bargaining agreement with its pilots union in July 1998. Mr. Worth acknowledged this, but noted that there were still significant ongoing service concerns that needed to be addressed. The parties agreed to meet in the near future to further discuss these matters and to establish a more specific agenda for renegotiating the companies' commercial arrangements.

     On January 25, 1999, Mr. Beiser called Mr. Worth to ask whether Delta was still considering bringing another Delta Connection carrier into the Atlanta market. Mr. Worth replied that no decision had yet been made on that issue. Later that day, ASA delivered to Delta Mr. Beiser's written response to Mr. LaBrecque's January 18 letter. In his response, Mr. Beiser clarified ASA's position with respect to the concerns identified by Mr. LaBrecque, in particular by stressing the significant improvements in service achieved by ASA in the second half of 1998. Mr. Beiser reiterated ASA's desire to meet with Delta to work out satisfactory solutions to all issues. He also requested an immediate meeting with Mr. Mullin or Frederick W. Reid, Executive Vice President and Chief Marketing Officer of Delta. Upon receipt of this letter, Mr. Mullin promptly called Mr. Pickett and suggested that they meet on January 28.

     On January 28, 1999, Mr. Mullin met with Mr. Pickett pursuant to the request in Mr. Beiser's January 25 letter. Mr. Mullin assured Mr. Pickett that Delta had made no decision to bring any other Delta Connection carrier into the Atlanta market. However, he reiterated the concerns raised in Mr. LaBrecque's letter, and Delta's desire to change the revenue allocation between Delta and ASA. He stated that it was important to Delta that these issues be addressed promptly. Mr. Pickett expressed ASA's readiness to explore all avenues that might improve ASA's relationship with Delta. Mr. Mullin then asked Mr. Pickett whether ASA would be interested in the parties exploring the possibility of Delta acquiring ASA. He went on to say that if ASA believed such an approach to be desirable, Delta would be receptive to exploring that possibility. Mr. Pickett responded that he would be interested in exploring this alternative. Mr. Mullin stated that while the feasibility of the acquisition alternative was being explored, the parties should continue the discussions concerning the renegotiation of their marketing arrangements. The parties agreed that separate teams from each carrier should meet as soon as possible to discuss each alternative.

     On February 4, 1999, representatives of Delta and ASA met to discuss and define the possible terms of a new marketing arrangement between the companies. Delta outlined its proposals, which related primarily to revenue allocation, cost sharing, financial incentives and penalties tied to ASA's operational performance, franchise fees, facilities and scheduling (including the introduction of ASA service into new markets). In a call to Mr. Beiser later that day, Mr. LaBrecque also outlined Delta's proposal that it assume responsibility for ASA's revenue management, with the goal of increasing total revenue for both companies. Mr. Beiser stated that he did not think that Delta's revenue management proposal would be beneficial to ASA and therefore rejected it. In response to one of Mr. Beiser's questions, Mr. LaBrecque then observed that Delta estimated that Delta's proposals with respect to revenue allocation could have a negative aggregate impact on ASA's revenues of $40 million to $50 million per year. Mr. Beiser agreed that further discussions between the companies on Delta's proposals on matters other than revenue management could be pursued.

     On February 5, 1999, Mr. Mullin telephoned Mr. Pickett to inform him that ASA could contact Warren C. Jenson, Chief Financial Officer of Delta, to discuss logistics concerning the acquisition discussions. ASA then contacted Mr. Jenson, who met with Messrs. Pickett and Beiser later that day to discuss process and timing issues relating to both the renegotiation of the marketing arrangement and the acquisition alternative. Mr. Jenson emphasized that Delta was willing to pursue either of these alternatives. The parties agreed that Delta would need to conduct some preliminary due diligence on ASA's business and operations, and the ASA executives stated that ASA would retain lawyers and bankers as soon as possible to assist ASA in its analysis and exploration of the acquisition alternative.

     Over the next several days, Messrs. Pickett and Beiser contacted each of the other ASA directors individually and informed them of the discussions that had occurred with Delta regarding a possible acquisition of ASA, and the steps that were being taken by ASA in preparation.

     On February 7, 1999, in order to better assess the feasibility of the acquisition alternative, Delta submitted a due diligence document request list to ASA, and representatives from each of Delta and ASA had a preliminary discussion of the mechanics and timing of the due diligence process.

     On February 8, 1999, an informal telephonic meeting was held among all the directors of ASA except Alan Voorhees. Messrs. Pickett and Beiser reviewed for the directors participating in this meeting the contacts between ASA and Delta that had led to the exploration of the acquisition alternative by Delta and to the discussions relating to the renegotiation of the marketing arrangements between Delta and ASA. Messrs. Pickett and Beiser also reviewed for the Board the current status of both tracks. The directors were informed that ASA was seeking to retain a nationally-recognized investment bank and legal counsel in connection with its evaluation of the acquisition alternative.

     On February 8, 1999, ASA retained outside legal counsel. On February 9, 1999, ASA retained Morgan Stanley to be its financial advisor and Delta and ASA entered into a Confidentiality Agreement (the "Confidentiality Agreement") pursuant to which Delta agreed to keep ASA Confidential Information (as defined in the Confidentiality Agreement) confidential, not to use such material to the detriment of ASA, and to return all such material to ASA promptly upon ASA's request. Representatives of Delta began to conduct due diligence on ASA on February 10.

     On February 9, 1999, Morgan Stanley called Delta's financial advisor, Goldman, Sachs, to initiate discussions about an acquisition alternative. During that call, Goldman, Sachs and Morgan Stanley also discussed briefly the nature of the commercial relationship between Delta and ASA, as well as the recent talks between the two companies with respect thereto. A telephonic meeting of the ASA Board was held on February 10, 1999 to ratify the selection of Morgan Stanley as ASA's investment banker and Sullivan & Cromwell as its legal counsel. The ASA Board was also presented with an update on developments generally.

     On February 11, 1999, Goldman, Sachs and Morgan Stanley had a discussion in which Morgan Stanley indicated that it thought that premiums historically received in the sale of public companies were a relevant consideration in any valuation of an acquisition transaction. Goldman, Sachs responded that Delta was still considering the feasibility of an acquisition and that it was premature to discuss Delta's estimate of value ranges. Goldman, Sachs did, however, indicate that the then-current market price of ASA Shares was not an appropriate measure of the future value of ASA, taking into account the fact that the marketing arrangements between Delta and ASA were being renegotiated. Goldman, Sachs confirmed its understanding that, in the discussions between Delta and ASA, Delta had told ASA that in the past, in light of Delta's concerns over ASA's service, Delta had considered the possibility of having other regional carriers provide connecting service at Delta's Atlanta hub. Goldman, Sachs also reiterated Delta's willingness to continue discussions to determine whether a satisfactory agreement could be reached to modify the companies' existing commercial arrangements. Later that day, Goldman, Sachs indicated in a call with Morgan Stanley that if the parties were to proceed with the acquisition alternative, Delta's current valuation work suggested that any acquisition would have to be somewhere in the general vicinity of the then-current market price of ASA's Shares.

     Also on February 11, 1999, Mr. Worth met with Messrs. Pickett and Beiser to discuss the treatment of ASA management and employees if the acquisition alternative were to be pursued. Later that day, representatives of Delta and ASA once again met to continue their discussions concerning the renegotiation of their existing marketing arrangements. The ASA representatives asserted that Delta was using an incorrect methodology for evaluating revenue allocation between the carriers. Delta stated that sampling differences could lead to different conclusions. The Delta representatives noted that, irrespective of the methodologies employed, Delta had to consider the fact that it could enter into arrangements with other carriers to serve the Atlanta market on a basis more favorable to Delta than the current arrangements with ASA. The Delta representatives further observed that, if ASA were to remain competitive, the revenue allocation between ASA and Delta would have to be modified. The Delta representatives acknowledged that, as a result of such modification, ASA would probably experience reduced revenues aggregating $40 million to $50 million per year.

     Later that evening, an informal telephonic meeting was held among all of the ASA directors except George Berry and Parker Petit. Representatives of Morgan Stanley and Sullivan & Cromwell were introduced to the directors. Morgan Stanley informed the directors of its discussions with Goldman, Sachs and of the valuation range that Goldman, Sachs believed Delta was considering for ASA. Messrs. Pickett and Beiser informed the directors of developments of the meeting held earlier that day between Delta and ASA representatives regarding the renegotiation of the existing marketing arrangements with Delta. The directors did not believe that an offer at below market price was appropriate and Morgan Stanley was instructed to return to Goldman, Sachs to establish that Delta was not contemplating a below market price, and to negotiate for a higher price that offered ASA shareholders a premium.

     On February 12, 1999, Morgan Stanley called Goldman, Sachs to clarify Delta's position on the value of any offer and to inquire whether Goldman, Sachs could confirm that any offer that Delta might make would be at market price or above. After consultation with its clients, Goldman, Sachs confirmed that Delta would probably not present ASA with a below market offer, but that a premium, if any, would be modest.

     A telephonic meeting of ASA Board was held later in the day on February 12, 1999, during which Morgan Stanley reported on its conversations on ASA's behalf with Goldman, Sachs. Following, among other things, a discussion of the alternatives available to the Company, including the consideration of the effect of the Delta proposal to renegotiate the existing marketing arrangements with ASA, the Board instructed Morgan Stanley to propose to Goldman, Sachs a transaction that would permit ASA shareholders to elect to receive in exchange for their ASA Shares either common stock of Delta, on a tax-free basis, or cash at a price of $33.00 per Share.

     In the evening of February 12, 1999, Morgan Stanley indicated to Goldman, Sachs that the ASA Board would be prepared to move forward with a transaction at a price of $33.00 per Share, that would permit ASA shareholders to elect to receive merger consideration in the form of Delta stock on a tax-free basis to such shareholders. After further consultation with Delta, Goldman, Sachs advised Morgan Stanley that Delta was not interested in pursuing a stock transaction, but stated that Delta would be willing to consider a cash transaction at the price ASA had suggested.

     On February 13, 1999, Morgan Stanley reported to Goldman, Sachs that it had reviewed the matter further with representatives of the ASA Board and that ASA would be prepared to go forward with an all-cash tender offer of $35.00 per Share, and requested that Delta not insist on preclusive termination fees or lock-ups. After consultation with Delta management, Goldman, Sachs responded to Morgan Stanley, informing them that Delta believed that it could agree to a price at the midpoint of a range between $33.00 and $35.00 if all of the documentation issues were satisfactorily resolved. After consultation with its client, Morgan Stanley indicated that, if all the documentation was satisfactory, a $34.00 offer would be acceptable. That afternoon, Delta's counsel provided a draft merger agreement to ASA's counsel. Counsel for Delta and ASA met over the next two days to negotiate the terms of the transaction, including, among other things, the conditions to the offer and ASA's right to terminate the Merger Agreement if a third party were to make a superior proposal.

     A telephonic meeting of the ASA Board was held on February 14, 1999, during which Morgan Stanley reported on its discussions on ASA's behalf with Goldman, Sachs since the time of the February 12, 1999, ASA Board meeting. Sullivan & Cromwell then reported on the status of the draft merger agreement and the negotiations with Delta's legal counsel.

     At a meeting on February 14, 1999, Delta's Board of Directors heard presentations from Delta management regarding the implications of the proposed transaction for Delta. Management reported that an acquisition of ASA would enable Delta to realize revenue gains from factors such as more efficient operations, market growth, better utilization of aircraft at both airlines and improved business functions. The Delta Board approved the proposed acquisition on the terms under consideration and authorized a Committee consisting of Messrs. Mullin and Grinstein to be available to consider any changes in those terms that might arise as the final issues were negotiated.

     At a meeting held on the afternoon of February 15, 1999, in Atlanta, Georgia, the ASA Board gave further consideration to the proposed transaction. Among other things, management reported on the substantial negative impact that the Delta proposals for renegotiating ASA's marketing arrangement with Delta would have on the future financial performance of ASA and Morgan Stanley expressed its view that, as of the date of such opinion and based on and subject to the matters described therein, the consideration to be received by ASA's shareholders in the Offer and the Merger was fair, from a financial point of view, to ASA shareholders (other than Delta and its affiliates). The ASA Board unanimously approved the proposed transaction and the Merger Agreement. The Merger Agreement was signed that evening and the transaction was announced on the morning of February 16.

     Contacts or Negotiations between Delta and Other Persons With Respect to
ASA

     On December 18, 1998, certain Delta representatives met with representatives of Comair Holdings, Inc. ("Comair"), a Delta Connection carrier in which Delta has an approximately 21% beneficial ownership interest. At that meeting, the parties discussed various aspects of the relationship between Delta and Comair, and exchanged views as to the strategic direction of the regional commuter market and the Delta Connection program. This included an exploratory discussion of the concept of a joint venture that would include certain of Delta's, ASA's and Comair's operations. Delta subsequently informed Comair that Delta was considering various alternatives with respect to its relationship with ASA and it did not at such time intend to pursue further discussions with Comair concerning such a concept.

Recommendation of the ASA Board; Fairness of the Offer and the Merger

     (a) Recommendation of the Board of Directors.

     AT A MEETING OF THE BOARD OF DIRECTORS ON FEBRUARY 15, 1999, THE ASA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES. THE ASA BOARD RECOMMENDS THAT ASA'S SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

     (b) Reasons for the Recommendation of the Board of Directors.

     In reaching its conclusions with respect to the Offer and the Merger Agreement, the ASA Board considered a number of factors, including the following:

     (1) The familiarity of the ASA Board with the financial condition, results of operations, business and prospects of ASA (as reflected in ASA's historical and projected financial information), current economic and market conditions generally and in the airline industry specifically;

     (2) That ASA's financial condition, results of operations, business and prospects were substantially dependent on ASA's relationship with Delta and ASA's role as a Delta Connection carrier and that the Delta Connection Agreement was terminable by Delta upon 30 days' notice;

     (3) That Delta had advised ASA that it was dissatisfied with ASA's performance and service levels;

     (4) That discussions between Delta and ASA's management with respect to revenue reallocation and cost sharing arrangements proposed by Delta as part of the negotiation for renewing the Delta Connection Agreement would, in view of ASA's management, be likely to reduce ASA's net income by approximately $21 million in 1999 and by approximately $45-$55 million in each year thereafter from the net income of ASA previously projected by ASA's management, and the fact that ASA's management did not believe it could negotiate terms that would be materially more favorable to ASA;

     (5) That Delta had proposed other changes to its commercial relationship with ASA, the effect of which ASA's management could not readily quantify at the time but which ASA's management believed would adversely affect further the future financial performance of ASA, including Delta's proposals to impose upon ASA new charges for the payment of overrides to travel agents' commissions, to specify markets into which ASA's regional jets would be deployed, and to impose fees for passengers not connecting with Delta flights and service performance penalties;

     (6) That the $34.00 per Share in cash to be paid in the Offer and the Merger would represent a significant premium to the price at which the Shares would likely trade once the anticipated renegotiated Delta Connection Agreement provisions became effective and publicly known;

     (7) That ASA's relationship with Delta within the Southeastern United States was not exclusive and that Delta could at, any time, bring in other Delta Connection carriers into markets served by ASA;

     (8) That Delta had rejected recent proposals for ASA to introduce service into new markets as a Delta Connection carrier, using Delta's designator code, which severely restricted ASA's ability to expand its operations on a profitable basis;

     (9) The opinion of ASA's financial advisor, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), that as of the date of such opinion, the $34.00 per Share to be offered to the shareholders of ASA pursuant to the Offer and the Merger is fair from a financial point of view to such shareholders (other than Delta and its affiliates) (see "Special Factors--Opinion of Financial Advisor to the ASA Board");

     (10) The fact that the Merger Agreement provides for a first-step cash tender offer for all outstanding Shares thereby enabling all shareholders who tender their Shares to receive promptly $34.00 per Share in cash, and that shareholders who do not tender their Shares will receive the same cash price in the subsequent Merger;

     (11) The other terms and conditions of the Offer, the Merger and the Merger Agreement, including the fact that the Merger Agreement does not preclude the ASA Board from considering other bids that could reasonably lead to a Superior Proposal (as defined below). In particular, the Merger Agreement permits the ASA Board (i) to furnish information to, and engage in discussions or negotiations with, third parties who make a proposal to acquire or invest in ASA or engage in any other business combination or similar transactions with ASA if the ASA Board reasonably believes in good faith, after consultation with an investment bank of nationally recognized reputation and outside legal counsel, that such proposal is bona fide and could reasonably lead to the delivery of a proposal to acquire at least a majority of the outstanding Shares that the ASA Board determines in good faith, after consulting with an investment bank of nationally recognized reputation and its outside legal counsel, would result in a transaction, if consummated, that is more favorable to ASA's shareholders (other than Delta and its affiliates), from a financial point of view (a "Superior Proposal") and that furnishing such information or engaging in such discussions or negotiations is required for the ASA Board to comply with its fiduciary duties under applicable law and (ii) after receipt of a Superior Proposal, to terminate the Merger Agreement and enter into a binding agreement with respect to such a Superior Proposal after providing Delta with two business days' notice of its intention to do so, specifying the material terms and conditions of such Superior Proposal, considering in good faith any revised proposal that Delta may make, and paying Delta a termination fee of $5,000,000;

     (12) A review of possible alternatives to the Offer and the Merger, the range of possible benefits and risks to the shareholders of such alternatives, the timing and likelihood of accomplishing any such alternatives, and the effect of Delta's ownership of approximately 28% of the Shares and commercial relationship with ASA on ASA's ability to pursue any of these alternatives; and

     (13)The likelihood that the Offer and the Merger will be consummated, including the fact that the obligations of Delta and Delta Sub are not conditioned upon obtaining any financing.

     The foregoing discussion of the information and factors considered and given weight by the ASA Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger Agreement, the ASA Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the ASA Board may have given different weights to different factors.

Opinion of Financial Advisor to the ASA Board

     ASA retained Morgan Stanley to act as its financial advisor in connection with the Offer and the Merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On February 15, 1999, Morgan Stanley delivered its oral opinion to the ASA Board that, as of such date and based upon the procedures and subject to the assumptions and qualifications described to ASA Board and later set forth in the written opinion of Morgan Stanley dated February 15, 1999, the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Delta and its affiliates).

     The full text of Morgan Stanley's written opinion dated as of February 15, 1999, which sets forth, among other things, assumptions made, matters considered, and scope and limitations on the review undertaken (the "Morgan Stanley Opinion"), is attached as Exhibit (b)(1) to the Schedule 13E-3 (as defined below) and is incorporated herein by reference. Holders of Shares are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The Morgan Stanley Opinion is directed to the ASA Board and the fairness of the consideration, from a financial point of view, to the holders of Shares (other than Delta and its affiliates) pursuant to the Merger Agreement and it does not address any other aspect of the Merger nor does it constitute a recommendation as to whether or not holders of Shares should participate in the Offer. The summary of the Morgan Stanley Opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other information of ASA; (ii) reviewed certain internal financial statements and other financial and operating data concerning ASA prepared by the management of ASA; (iii) analyzed certain financial projections prepared by the management of ASA; (iv) discussed the past and current operations and financial condition and the prospects of ASA, including ASA's expected future relationship with Delta, with senior executives of ASA; (v) reviewed the reported prices and trading activity for the Shares; (vi) compared the financial performance of ASA and the prices and trading activity of the Shares with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of ASA and Delta and their financial and legal advisors;
(ix) reviewed the Merger Agreement and certain related documents; and (x) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the Morgan Stanley Opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ASA. In addition, Morgan Stanley assumed that the Offer and the Merger would be consummated on the terms set forth in the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of ASA, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley Opinion.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party, nor did it have discussions with any party other than Delta with respect to the acquisition of ASA or any of its assets.

     Below is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the ASA Board on February 15, 1999 in connection with the preparation of the Morgan Stanley Opinion and with its oral presentation to ASA Board on such date. Due to the anticipated revenue reallocation and cost sharing arrangements proposed by Delta as part of the negotiations for the renewal of the Delta Connection Agreement between ASA and Delta, ASA adjusted its financial projections to reflect ASA management's best estimate of certain of such arrangements and provided the revised projections as of February 11, 1999 (the "Revised Projections") to Morgan Stanley. As such, the current unaffected market price of the Shares was not an appropriate means of valuation because it did not reflect the impact of the Revised Projections and, consequently, Morgan Stanley based its analyses on the Revised Projections. The Revised Projections are set out in the Schedule 14D-9 being mailed to ASA shareholders herewith.

     Value Impact of Revised Projections. Using the market price of the Shares on February 12, 1999 of $31.94 and median IBES earnings per share estimates as of February 12, 1999, Morgan Stanley calculated (i) the multiple of the current market price per common share to earnings per share estimates for 1999 of 12.0x and (ii) the multiple of the current market price per common share to earnings per share estimates for 2000 of 10.4x. Applying these multiples to the Revised Projections of earnings for 1999 and 2000, Morgan Stanley calculated adjusted estimated Share prices of $15.60 and $16.12, respectively.

     Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of ASA with corresponding publicly available information of a group of five publicly-traded regional airline companies that Morgan Stanley considered comparable in certain respects with ASA (the "Comparable Public Companies"), which group included: Comair; Mesa Air Group, Inc.; Atlantic Coast Airlines Holdings, Inc.; SkyWest, Inc.; and Mesaba Holdings, Inc.

     Morgan Stanley analyzed the relative performance of ASA by comparing certain market trading statistics for ASA with those of the Comparable Public Companies. The market trading information used in ratios provided below is as of February 12, 1999. The market trading information used in the valuation analysis was (i) market price to estimated earnings per share for 1999 and (ii) market price to estimated earnings per share for 2000. Earnings estimates for ASA were based on the Revised Projections. Earnings per share estimates for the Comparable Public Companies were based on median IBES estimates as of February 12, 1999. An analysis of the multiples for the Comparable Public Companies yielded (i) multiples of the current market price per common share to earnings per share estimates for 1999 of 12.2x to 16.6x, with a mean of 15.1x and a median of 15.3x and (ii) multiples of the current market price per common share to earnings per share estimates for 2000 of 9.4x to 14.4x, with a mean of 12.4x and a median of 12.1x. Applying (i) multiples of 12.0x to 16.5x to 1999 estimated earnings of ASA and (ii) multiples of 10.5x to 14.5x to 2000 estimated earnings of ASA, Morgan Stanley calculated ranges of implied equity share values for the Shares of $16 to $22 and $16 to $23, respectively, and an overall mean range of $16 to $22.

     Precedent Transaction Analysis. Using publicly available information, Morgan Stanley performed an analysis of two precedent transactions (the "Precedent Airline Transactions") in the regional air carrier business segments that Morgan Stanley deemed comparable to the Offer and the Merger. The two transactions constituting the Precedent Airline Transactions were (acquiror/acquiree): American Airlines, Inc./Reno Air, Inc. and Mesa Air Group Inc./CCAir, Inc. Morgan Stanley calculated that the premium to unaffected stock price in the American Airlines, Inc./Reno Air, Inc. and Mesa Air Group Inc./CCAir, Inc. transactions was 51.9% and 24.4%, respectively, with a mean of 38.2% and a median of 38.2%. After combining the results of the Precedent Airline Transactions with data from Securities Data Corporation indicating that the mean and medium premiums paid in certain "going private" transactions during the past five years was 43.0% and 30.0%, respectively, Morgan Stanley calculated a range of implied equity value share values of $21 to $32 based on a range of premiums from 30.0% to 45.0% applied to the values derived from the Comparable Public Company analysis.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of ASA for the fiscal years ended 1999 through 2003 based on the Revised Projections. Unlevered free cash flows of ASA were calculated as net income plus depreciation and amortization plus deferred taxes plus other non-cash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. Morgan Stanley calculated terminal values by applying a range of perpetual growth rates to the unlevered free cash flows in fiscal 2003 from 3.0% to 5.0%, representing estimated ranges of long-term cash flow growth rates for ASA. The unlevered cash flow streams and terminal values were then discounted to the present using a range of discount rates from 11.0% to 12.0%, representing an estimated weighted average cost of capital range for ASA. The discounted values representing the aggregate values were then adjusted by adding cash and subtracting debt to arrive at implied equity values. Based on this analysis, Morgan Stanley calculated implied per share equity values for ASA ranging from $20 to $25.

     No company or transaction used in the Comparable Public Company and Precedent Transaction is identical to ASA or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of ASA and other general business, economic, market, or financial factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable public company data.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analysis as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of ASA.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ASA. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of Morgan Stanley's analysis of whether the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Delta and its affiliates), and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which ASA might actually be sold.

     As described above, the Morgan Stanley Opinion provided to the ASA Board was one of a number of factors taken into consideration by ASA Board in making its determination to recommend adoption of the Merger Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the ASA Board or the view of the management with respect to the value of ASA.

     The consideration to be received by the holders of Shares pursuant to the Merger Agreement was determined through negotiations between ASA and Delta and was approved by the entire ASA Board.

     The ASA Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. Morgan Stanley has advised ASA that, in the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities or senior loans of ASA and Delta for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short term position in such securities. In the past, Morgan Stanley has provided investment banking services to Delta unrelated to the Offer and Merger, for which services Morgan Stanley has received compensation. In December 1998, Morgan Stanley acted as agent in connection with a private placement of Delta notes for which Delta paid Morgan Stanley a fee not in excess of $200,000, and such fee was the only fee paid by Delta to Morgan Stanley in 1998. Morgan Stanley and its affiliates may maintain relationships with ASA and Delta in the future.

     Pursuant to a letter agreement between ASA and Morgan Stanley, dated February 11, 1999, ASA has agreed to pay Morgan Stanley: (A) if no Merger Agreement is entered into, an "Advisory Fee" calculated to be approximately $100,000, (B) if the Merger Agreement is entered into or the Offer is commenced, an "Agreement Fee" equal to $1,500,000 or (C) if the Offer is consummated, a "Transaction Fee" equal to $5,000,000 against which any Advisory Fee or Agreement Fee will be credited. The full amount of the Transaction Fee is to be paid by ASA when control of 50% or more of the Shares changes hands. In addition to any fees for professional services, Morgan Stanley will also be reimbursed for expenses incurred in connection with Morgan Stanley's representation of ASA. ASA has also agreed to indemnify Morgan Stanley and its affiliates against certain liabilities, including liabilities under the federal securities laws, related to, arising out of or in connection with the engagement of Morgan Stanley by ASA.

     The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley and is qualified by reference to the Morgan Stanley Opinion attached as Exhibit (b)(1) to the Schedule 13E-3 and attached as
Schedule II to the Schedule 14D-9 being mailed to ASA shareholders herewith.

     Copies of the Morgan Stanley Opinion are available for inspection and copying at the principal executive offices of ASA during regular business hours by any shareholder of ASA, or a shareholder's representative who has been so designated in writing.

Position of Delta, Delta Sub and Delta Holdings Regarding Fairness of the Offer and the Merger

     Delta and Delta Sub believe that the consideration to be received by ASA's shareholders pursuant to the Offer and the Merger is fair to such shareholders. Delta and Delta Sub base their belief on the following facts:

               (i) the fact that the ASA Board concluded that the Offer and the Merger are fair to, and in the best interests of, ASA's shareholders (other than Delta and its affiliates);

               (ii) notwithstanding the fact that Morgan Stanley's opinion was addressed to the ASA Board and that neither Delta nor Delta Sub is entitled to rely on such opinion, the fact that the ASA Board received an opinion from Morgan Stanley that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be paid in the Offer and the Merger is fair to the holders of Shares (other than Delta and its affiliates) from a financial point of view;

               (iii) the long-term value and prospects of ASA given the fact that the marketing arrangements between Delta and ASA are terminable on 30 days' written notice and hence subject to renegotiation;

               (iv) the fact that the Offer constitutes a 6.5% premium over the closing market price of ASA's Shares on February 12, 1999, the business day immediately prior to the date on which the Offer was announced;

               (v) the fact that the same consideration will be paid in both the Offer and the Merger;

               (vi) the fact that the Offer and the Merger will each provide consideration to ASA's shareholders entirely in cash;

               (vii) the fact that, because of the current marketing alliance between Delta and ASA pursuant to the Delta Connection Agreement, ASA has a higher value to Delta than it holds for any other potential bidder; and

               (viii) the terms and conditions of the Offer, the Merger and the Merger Agreement, including the fact that the Merger Agreement does not preclude the ASA Board from considering other bids that could reasonably lead to a Superior Proposal, and the ASA Board's right to terminate the Merger Agreement upon the payment of only a $5.0 million termination fee in order to enter into a superior proposal.

Delta and Delta Sub did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. In light of the nature of ASA's business, Delta and Delta Sub did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

Purpose and Structure of the Offer and the Merger; Reasons of Delta for the Offer and the Merger

     The purpose of the Offer and the Merger is for Delta to increase Delta's ownership of ASA from approximately 28% to 100%. Upon consummation of the Merger, ASA will become an indirect, wholly-owned subsidiary of Delta. The acquisition of the Shares not owned by Delta and its affiliates has been structured as a cash tender offer followed by a cash merger so as to effect a prompt and orderly transfer of ownership of ASA from ASA's public shareholders to Delta and Delta Sub, and so as to provide such shareholders with cash for all of their Shares.

     Under the GBCC, the approval of the ASA Board and the affirmative vote of the holders of a majority of the issued and outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The ASA Board has approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of ASA is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the issued and outstanding Shares. Unless it is no longer required to do so under the GBCC, ASA has agreed to cause a meeting of its shareholders as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger and the Merger Agreement. If Delta and its affiliates own a majority of the outstanding Shares as a result of the Offer or otherwise, Delta would have sufficient voting power to and would approve the Merger without the affirmative vote of any other shareholder of ASA. Delta, Delta Holdings and Delta Sub have agreed to vote their Shares in favor of the Merger.

     Delta has decided to acquire ASA at this time to improve customer service and to strengthen its financial position. Delta believes customer service improvements will result from more closely integrated flight schedules between the two airlines, new service opportunities and the implementation at ASA of operational improvements and efficiencies that Delta has developed in the last few years. Delta also believes that the acquisition will generate revenue benefits through more efficient operations, market growth, better utilization of aircraft at both airlines and improved business functions such as integrated scheduling, market planning and revenue management.

Plans for ASA after the Offer and the Merger

     Pursuant to the Merger Agreement, upon completion of the Offer, Delta and Delta Sub intend to effect the Merger in accordance with the terms of the Merger Agreement. See "Special Factors--The Merger Agreement."

     The Merger Agreement provides that, effective upon the consummation of the Offer, Delta will be entitled to designate a number of directors (rounded up to the nearest whole number) to the ASA Board in proportion to the percentage of the total number of outstanding Shares of ASA owned by Delta and its affiliates. It also provides, however, that ASA shall use its reasonable best efforts to cause at least two persons who are not employees of ASA or affiliated with Delta to be members of the ASA Board until such time as the Merger is consummated.

     After the Merger, it is expected that John N. Selvaggio, who is currently Senior Vice President-Airport Customer Service of Delta, will serve as President and Chief Executive Officer of ASA; Ronald V. Sapp, who is currently Chief Financial Officer and Senior Vice President-Finance of ASA, will continue to serve in those positions; and Edward J. Paquette, who is currently Senior Vice President-Operations of ASA, will continue to serve in the same position.

     Except as otherwise described in this Offer to Purchase and except for the transactions contemplated by the Merger Agreement, Delta has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving ASA; (b) a sale or transfer of a material amount of assets of ASA; (c) any change in the management of ASA or any change in any material term of the employment contract of any executive officer; or (d) any other material change in ASA's corporate structure or business.

     Nevertheless, Delta may initiate a review of ASA and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and coordinate the activities of ASA and Delta. Furthermore, in connection with its ongoing review of its long term strategy with respect to the utilization of regional jets in Delta's route network, Delta may, in the future, consider transactions such as the disposition or acquisition of material assets, alliances, joint ventures, other forms of co-operation with third parties or other extraordinary transactions affecting ASA or its operations.

Rights of Shareholders in the Offer and the Merger

     Shareholders do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, shareholders of record of ASA at the time of the Merger who (i) do not vote their Shares in favor of the Merger and (ii) have, prior to the shareholders meeting at which the Merger is approved, delivered to ASA written notice of their intention to demand dissenters' rights if the Merger is effectuated, will have the right under the GBCC to demand and receive payment in cash of the fair value of their Shares outstanding immediately prior to the effective date of the Merger in accordance with Part 2 of Article 13 of the GBCC.

     Under the GBCC, within ten days of the later of (i) the date of the consummation of the Merger and (ii) receipt of a payment demand from a dissenting shareholder, by notice to each dissenting shareholder who complied with the statutory requirements, ASA is required to offer to pay each such dissenting shareholder the amount ASA estimates to be the fair value of the Shares owned by such dissenting shareholder, plus accrued interest thereon, and send to the dissenting shareholder certain other statutorily required information with respect to ASA and its estimate of the fair value of the Shares. If ASA does not offer payment for such Shares within the required time period, the dissenting shareholder may (i) demand from ASA the information required to accompany a company's offer of payment under the GBCC and (ii) notify ASA of its own estimate of the fair value of the Shares and demand payment thereof with respect to Shares owned by him or her. If the dissenting shareholder fails to respond within 30 days of ASA's offer to pay, the dissenting shareholder will be deemed to have accepted ASA's offer. If the dissenting shareholder accepts or is deemed to have accepted ASA's offer, ASA shall make payment for such dissenting shareholder's Shares within 60 days of the later of (i) the making of the offer to pay and (ii) consummation of the Merger.

     If ASA and the dissenting shareholder cannot settle on a payment amount, ASA shall commence a court proceeding within 60 days after receiving the dissenting shareholder's payment demand in order to determine the fair value of the Shares and accrued interest thereon. Shareholders who properly demand payment and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. Shareholders should recognize that the value so determined could be higher than, lower than or equal to the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     If any holder of Shares who demands payment for of his or her Shares under the GBCC fails to perfect, or effectively withdraws or loses his dissenters' rights, as provided in the GBCC, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A shareholder may withdraw his demand for payment by delivery to Delta of a written withdrawal of his demand for payment and acceptance of the Merger.

     The foregoing summary of the rights of shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the GBCC, which appear as Exhibit (e) to the Schedule 13E-3, and which are incorporated herein by reference thereto. Failure to follow the procedures set forth in such provisions may result in a loss of such rights.

     The foregoing description of certain provisions of the GBCC is not necessarily complete and is qualified in its entirety by reference to the GBCC.

The Merger Agreement

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to Delta's Amendment No. 4 to
Schedule 13D filed with the Commission on February 16, 1999. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference thereto. Shareholders are urged to read the Merger Agreement in its entirety.

     The Offer

     The Merger Agreement provides for the commencement of the Offer as promptly as practicable after February 15, 1999, but in no event later than February 22, 1999. The Merger Agreement also provides that the obligation of Delta Sub to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described in "The Tender Offer--Certain Conditions of the Offer." Pursuant to the Merger Agreement, Delta Sub generally has the right to waive any condition to the Offer and to make any change in the terms or conditions of the Offer. However, Delta Sub may not waive the Minimum Condition and may not make any change in the Offer which changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in "The Tender Offer--Certain Conditions of the Offer," amends the terms or conditions of the Offer in a manner adverse to ASA or, except as provided in the next sentence, extends the Offer. However, Delta Sub may, without the consent of ASA,
(i) extend the Offer beyond the scheduled expiration date if on any scheduled expiration date of the Offer all conditions to the Offer shall not have been satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission. Furthermore, for so long as the Merger Agreement is in effect and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not expired, Delta Sub will extend the Offer from time to time for a period or successive periods not to exceed ten business days each after the previously scheduled expiration date of the Offer.

     The Merger Agreement also provides that, effective upon the acceptance for payment by Delta Sub of any Shares pursuant to the Offer, Delta will be entitled to designate the number of directors, rounded up to the next whole number, on the ASA Board that equals the product of the total number of directors on the ASA Board (giving effect to the election of any additional directors pursuant to this provision) multiplied by the percentage that the number of Shares beneficially owned by Delta (including Shares accepted for payment) bears to the total number of Shares outstanding. In furtherance thereof, ASA will take all action necessary to cause Delta's designees to be elected or appointed to the ASA Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. Effective upon such acceptance for payment, ASA will use its best efforts to cause individuals designated by Delta to constitute the same percentage as such individuals represent on the ASA Board of (i) each committee of the Board and (ii) each board of directors (and committee thereof) of each subsidiary of ASA. Notwithstanding the foregoing, prior to the Effective Time, ASA will use its reasonable best efforts to cause at least two persons who are not employees of ASA or affiliated with Delta (the "Independent Directors") to be members of the ASA Board.

     The Merger

     The Merger Agreement provides that as promptly as practicable after all conditions to the Merger set forth therein have been satisfied or, to the extent permitted thereunder, waived, Delta Sub will be merged with and into ASA in accordance with the GBCC. As a result of the Merger, the separate existence of Delta Sub will cease and ASA will continue as the Surviving Company. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Shares held in the treasury of ASA, Shares owned by Delta and its affiliates or Shares as to which dissenters' rights have been exercised) will be converted into the right to receive the Merger Consideration.

     Stock Options

     At the Effective Time, each option to purchase Shares outstanding under any employee stock option or compensation plan or arrangement of ASA that is vested and exercisable (including any option that becomes vested and exercisable by its terms as a result of the transactions contemplated in the Merger Agreement), shall be canceled, and in consideration thereof, Delta will pay to the holder of each such option promptly after the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the amount of the Merger Consideration over the applicable per Share exercise price of such option by (ii) the number of Shares to which such option relates.

     Representations and Warranties

     The Merger Agreement contains various customary representations and warranties of the parties thereto, including, without limitation, representations (i) by ASA, Delta and Delta Sub as to their respective corporate status, the authorization and the enforceability of the Merger Agreement against each such party, the information to be provided by each such party for inclusion in Commission filings related to the Offer and the Merger, finders' fees and noncontravention and (ii) by ASA as to its capitalization, its subsidiaries, the accuracy of its financial statements and filings with the Commission, compliance with laws, the absence of undisclosed material liabilities, the absence of certain changes or events concerning ASA's business from December 31, 1997 to the date of the Merger Agreement, the absence of material litigation, certain tax matters, certain employee benefit and pension plan matters, certain environmental matters, assets, certain labor matters, insurance, the inapplicability of Georgia anti-takeover statutes, year 2000 compliance and the identification of and absence of material adverse changes with respect to its material contracts. The representations and warranties contained in the Merger Agreement will not survive the Effective Time.

     Covenants

     The Merger Agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows:

          Conduct of Business. Pursuant to the Merger Agreement, ASA has agreed that, from February 15, 1999 until the earlier of (x) the time designees of Delta constitute a majority of the ASA Board and (y) the Effective Time, ASA and its subsidiaries will:

          (i) conduct their businesses as in the ordinary course consistent with past practice and will use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees;

          (ii) use all reasonable efforts to keep all material property and equipment useful and necessary in its business in good working order and condition;

          (iii) continue, in respect of all aircraft, engines and spare parts intended for use in its operations, its maintenance programs consistent with past practice (except as required or permitted by applicable law), including using reasonable best efforts to keep all such aircraft in such condition as may be necessary to enable the airworthiness certification of such aircraft under the Federal Aviation Act to be maintained in good standing at all times; and

          (iv) at all times up to and including the Effective Time, except to the extent not available on commercially reasonable terms, maintain their existing insurance coverage of all types, including (but not limited to) "all risk", hull and property damage, in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies.

     Without limiting the generality of the foregoing, from the date hereof until the earlier of (x) the time designees of Delta constitute a majority of the ASA Board and (y) the Effective Time, ASA will not, and will cause its subsidiaries not to, except as consented to in writing by Delta, which consent shall not be unreasonably withheld:

          (i) adopt or propose any change in their respective organizational documents (including bylaws);

          (ii) except pursuant to existing agreements or arrangements (A) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities, (B) other than in the ordinary course of business, consistent with past practice, make any investment in an amount in excess of $250,000 in the aggregate whether by purchase of stock or securities, contributions to capital (other than contributions to capital of a wholly-owned subsidiary) or any property transfer, or purchase for an amount in excess of $250,000 in the aggregate, any property or assets of any other individual or entity, (C) waive, release, grant or transfer any rights of material value, including any routes or slots to which ASA had a right on February 15, 1999, (D) license (as licensor), dispose of, assign, transfer or encumber any intellectual property, (E) modify or change in any material respect any existing material license, lease, contract, or other document, (F) enter into any material agreement, (G) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt (including leases, financings, general airport revenue bonds, special revenue bonds and special facility bonds) in excess of $2,000,000 in the aggregate, (H) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person which are in excess of $250,000 in the aggregate, (I) make any loans to any other person which are in excess of $250,000 in the aggregate, or (J) authorize any capital expenditures which individually are in excess of $500,000 or in the aggregate are in excess of $10,000,000, in either case other than ordinary course capital expenditures in connection with (1) engine overhauls, (2) ASA's Hartsfield Atlanta International Airport Concourse

     C renovations, provided that representatives of Delta and ASA will meet as soon as practicable after February 15, 1999 (x) to review the status of the renovations and the remaining work to be done in order to complete the renovations and (y) to consider whether alterations to such renovations are appropriate, taking into account ASA's operational needs and contractual obligations, (3) increases in inventory in connection with additions to ASA's regional jet fleet and (4) momentary acquisitions of equity interests in regional jet aircraft pursuant to sale-leaseback transactions on terms consistent with past practice;

          (iii) (A) acquire or lease any aircraft other than pursuant to contracts or agreements in effect as of February 15, 1999; (B) exercise any options to acquire any additional aircraft under contracts and agreements in effect as of February 15, 1999; (C) enter into, or commit to enter into, any new contract or agreement with respect to the acquisition or lease of additional aircraft; (D) except as disclosed in writing to Delta, agree or commit to accelerate the delivery of, or agree to materially delay or defer the delivery of, aircraft for which contracts or commitments exist, or exercise any right of substitution of different aircraft models under any contract or arrangement; or (E) operate any aircraft configured with in excess of 70 passenger seats;

          (iv) split, combine or reclassify any shares of their respective shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective shares of capital stock (other than
     (x) regular quarterly dividends not in excess of $0.115 per Share, and (y) cash dividends and distributions by a wholly owned subsidiary of ASA to ASA or to a subsidiary all of the capital stock which is owned directly or indirectly by ASA) or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of their securities or any securities of their subsidiaries;

          (v) enter into any agreement or arrangement that limits or otherwise restricts ASA or any of its affiliates or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Company, any subsidiary thereof or any of their affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of ASA or the business of Delta or any of Delta's subsidiaries (assuming the Merger had taken place), in either case taken as a whole;

          (vi) except as otherwise disclosed in writing to Delta, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate (excluding increases arising pursuant to any collective bargaining agreements covering employees of ASA as of February 15, 1999) do not result in a material increase in benefits or compensation expense to ASA) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

          (vii) revalue in any material respect any of their assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

          (viii) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of ASA or incurred in the ordinary course of business, consistent with past practices;

          (ix) make any federal or material state tax election or settle or compromise any material income tax liability controversy;

          (x) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures or except as required by generally accepted accounting principles or Regulation S-X under the Exchange Act of 1934, as amended (the "Exchange Act");

          (xi) enter into any new or amended contract, agreement, side letter or memorandum of understanding with any unions representing employees of ASA;

          (xii) agree or commit to do any of the foregoing; or

          (xiii) take or agree or commit to take any action that would make any representation and warranty of ASA under the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time.

     Shareholder Meeting. Unless a shareholder vote is not required under Georgia Law, ASA will cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In connection with such meeting, ASA
(i) will use its reasonable best efforts to obtain the necessary approvals by its shareholders of the Merger Agreement and the transactions contemplated thereby (subject to fiduciary duties under applicable law) and (ii) will otherwise comply with all legal requirements applicable to such meeting.

     The ASA Board will recommend approval and adoption of the Merger Agreement and the transactions contemplated thereby by ASA's shareholders (the "Recommendation"), and neither the ASA Board nor any committee thereof will amend, modify, withdraw, condition or qualify the Recommendation in a manner adverse to Delta or take any action or make any statement inconsistent with the Recommendation unless (i) the ASA Board determines in good faith, after consultation with outside legal counsel, that it must take such action(s) to comply with its fiduciary duties under applicable law, (ii) a Superior Proposal (as defined below) is pending at the time the ASA Board determines to take any such action(s) and (iii) ASA has provided reasonable prior notice advising Delta that it intends to take such action. Nothing contained in the Merger Agreement shall prevent the ASA Board from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal (as defined below).

     Other Offers. ASA shall not (whether directly or indirectly through advisors, agents or other intermediaries), nor shall ASA authorize or permit any of its officers, directors, agents, representatives, advisors or subsidiaries to:

          (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (as defined below) which constitutes or could reasonably be expected to lead to
     (A) any acquisition or purchase of 20% or more of the consolidated assets of ASA or of over 20% of any class of equity securities of ASA, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of ASA, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving ASA or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of ASA other than the transactions contemplated by the Merger Agreement or (D) any other transaction the consummation of which would or could reasonably be expected to interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to Delta of the transactions contemplated hereby (each of (A) through (D), an "Acquisition Proposal");

          (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party in connection with an Acquisition Proposal any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing; or

          (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of ASA or any of its subsidiaries;

     except that the foregoing shall not prohibit ASA (either directly or indirectly through advisors, agents or other intermediaries) from (x) furnishing information pursuant to an appropriate confidentiality letter (which ASA shall use all reasonable efforts to ensure will not be less favorable to ASA in any material respect than the Confidentiality Agreement) concerning ASA and its businesses, properties or assets to a Third Party who has made or is seeking to initiate discussions with respect to an Acquisition Proposal, and/or (y) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal, but, in either case, only to the extent the ASA Board reasonably believes in good faith, after consultation with an investment bank of nationally recognized reputation and outside legal counsel, that the Acquisition Proposal is bona fide and could reasonably lead to the delivery of a Superior Proposal and that such action by the ASA Board is required in order for it to comply with its fiduciary duties under applicable law.

     ASA shall notify Delta promptly (but in no event later than 24 hours) after receipt by ASA or one of its subsidiaries (or any of their respective directors, officers, agents or advisors), of any Acquisition Proposal, which notice shall be made orally and in writing, and shall indicate the identity of the offeror and the material terms and conditions of such Acquisition Proposal. ASA shall keep Delta informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal or request, and the status of any negotiations or discussions.

     Either ASA or Delta may terminate the Merger Agreement if the ASA Board shall have determined to approve or recommend an Acquisition Proposal after concluding that such Acquisition Proposal constitutes a Superior Proposal. However, ASA may not exercise such right to terminate (and may not enter into a binding written agreement with respect to such an Acquisition Proposal) unless,
(i) ASA shall have provided to Delta at least two business days' prior written notice that the ASA Board intends to terminate the Merger Agreement pursuant to the right of termination described in this paragraph, specifying the material terms and conditions of such Acquisition Proposal, and (ii) on or prior to such termination, ASA shall have paid to Delta the Termination Fee (as defined below). Delta may exercise its right to terminate the Merger Agreement two business days after receiving the notice contemplated by this paragraph. In connection with the foregoing, ASA agrees that it will, (x)not enter into a binding agreement with respect to an Acquisition Proposal until at least the third business day after it has provided the requisite notice to Delta, (y) consider in good faith any offer made by Delta during that period and (z) notify Delta promptly if its intention to enter into such an agreement shall change at any time after such notification.

     "Third Party" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Delta or any of its affiliates. "Superior Proposal" means a bona fide, written Acquisition Proposal for at least a majority of the outstanding Shares of ASA that is on terms that a majority of the ASA Board determines in good faith, after consulting with an investment bank of nationally recognized reputation and its outside legal counsel, would result in a transaction, if consummated, that is more favorable to ASA's shareholders (in their capacities as shareholders) (other than Delta and its affiliates), from a financial point of view.

     As of February 15, 1999 ASA is obligated to immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted prior to such date with respect to any of the foregoing, and must use its reasonable best efforts to cause any such parties in possession of confidential information about ASA that was furnished by or on behalf of ASA in connection with any of the foregoing to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

     Reasonable Best Efforts. Subject to the terms and conditions of the Merger Agreement, each party to the Merger Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement; provided that nothing in the Merger Agreement shall oblige Delta or ASA or any of its affiliates to agree to dispose of, agree to cease operating or agree to hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of ASA or of Delta and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International Airport).

     Public Announcements. Delta and ASA will consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement and the transactions contemplated thereby.

     Indemnification of ASA Directors and Officers. For six years after the Effective time, and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated, Delta will cause the Surviving Company to indemnify and hold harmless the present and former officers and directors of ASA in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Articles of Incorporation and Bylaws of Delta Sub in effect on February 15, 1999 (which shall become the Articles of Incorporation and Bylaws of the Surviving Corporation pursuant to the Merger) and Delta agrees to cause the provisions of such Articles of Incorporation and Bylaws, insofar as they relate to such matters, to continue in full force and effect for such period of time without any amendment thereof; provided that such indemnification and such obligation shall be subject to any limitation imposed from time to time under applicable law. Delta guarantees irrevocably and unconditionally the obligations of the Surviving Corporation under this paragraph and such Articles of Incorporation and Bylaws. Furthermore, for six years after the Effective Time, and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated, Delta will cause the Surviving Company to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by ASA's officers' and directors' liability insurance policies on terms with respect to coverage and amount no less favorable than the aggregate coverage and amounts of such policies in effect on February 15, 1999.

     Employee Benefits. During the period commencing on the Effective Time and ending on the second anniversary thereof, Delta shall provide or cause to be provided to employees of ASA salary and benefits no less favorable, in the aggregate, to the salary and benefits provided such employees immediately prior to the Effective Time (disregarding for this purpose any stock options or other equity-based compensation provided such employees prior to the Effective Time).

     Conditions of the Offer

     See "The Tender Offer--Certain Conditions of the Offer."

     Conditions to the Merger

     The Merger Agreement provides that the obligations of ASA, Delta and Delta Sub to consummate the Merger are subject to the satisfaction of the following conditions: (a) if required by Georgia Law, the Merger Agreement shall have been adopted by the shareholders of ASA in accordance with such law; (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and (d) Delta or its affiliates shall have purchased Shares pursuant to the Offer in sufficient number to satisfy the Minimum Condition.

     Termination

     The Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of ASA) under the following circumstances:

          (i)   by mutual written consent of ASA and Delta;

          (ii) by either ASA or Delta, (A) if Delta Sub shall not have purchased Shares pursuant to the Offer by the Expiration Date; provided that (x) the right to terminate the Merger Agreement under this subparagraph shall not be available to any party whose breach of any provision of the Merger Agreement has been the cause of, or resulted in, the failure of such purchase to be made on or before the Expiration Date or (y) if the waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall expire or terminate less than ten business days prior to the Expiration Date, the right to terminate the Merger Agreement pursuant to this subparagraph shall not become effective until the tenth business day following the Expiration Date; or (B) if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Delta, Delta Sub or ASA from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and unappealable;

          (iii) by Delta, (A) in accordance with the provisions for termination set forth in "--Covenants--Other Offers"; (B) if the ASA Board shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, the Merger Agreement or any of the transactions contemplated thereby, (y) modify such approval or recommendation in a manner adverse to Delta or Delta Sub or (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal; (C) if ASA shall breach any of its obligations described in "--Covenants--Other Offers"; or (D) if Delta shall have terminated the Offer without purchasing any Shares thereunder or failed to purchase any Shares prior to the Expiration Date in accordance with the terms of the Merger Agreement, in either case due to any event or circumstance that would result in a failure to satisfy any of the conditions that are described in "The Tender Offer--Certain Conditions of the Offer"; or

          (iv) by ASA, (A) in accordance with the provisions for termination set forth in "--Covenants--Other Offers"; (B) if Delta shall have failed to commence the Offer in accordance with the terms of the Merger Agreement; or (C) if Delta shall have terminated the Offer without purchasing any Shares due to any event or circumstance, unless such termination shall have been caused by or resulted from the failure of ASA to perform in any material respect any material obligation contained in the Merger Agreement.

     The Merger Agreement provides that if the Merger Agreement is terminated, it will become void and of no effect with no liability on the part of any party thereto, except that termination of the Merger Agreement shall be without prejudice to any rights ASA, Delta or Delta Sub may have under the Merger Agreement against any other party to the Merger Agreement for wilful breach of the Merger Agreement. The agreements contained in this paragraph and under "Certain Fees and Expenses" and relating to confidentiality of information, the obligations of Delta Sub, the liability of directors and officers of ASA, governing law, third party beneficiaries and jurisdiction shall survive the termination of the Merger Agreement.

     Certain Fees and Expenses

     Except as provided below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense. Pursuant to the Merger Agreement, ASA will pay Delta in immediately available funds a termination fee of $5,000,000 (the "Termination Fee") if, (i) the Merger Agreement is terminated by Delta pursuant to clauses (A), (B) or (C) of paragraph (iii) under "--Termination" above; (ii) the Merger Agreement is terminated by ASA pursuant to clause (A) of paragraph (iv) under "--Termination" above; or (iii) within six months after termination of the Merger Agreement pursuant to clause (A) of paragraph (ii) under "-- Termination" above, ASA enters into an agreement to consummate an Acquisition Proposal with any Third Party and such Acquisition Proposal is subsequently consummated. If ASA fails to promptly pay any amount due described in this paragraph and, in order to obtain such payment, Delta commences a suit which results in a judgment against ASA for the fees set forth in this paragraph, ASA will also pay to Delta its costs and expenses incurred in connection with such litigation.

     Amendments and Waivers

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by ASA, Delta and Delta Sub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) after such time that designees of Delta constitute a majority of the ASA Board, such amendment or waiver shall be approved by a majority of the Independent Directors (if any Independent Directors are on the ASA Board at such time) and (ii) after the adoption of the Merger Agreement and approval of the Merger by the shareholders of ASA, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (x) the amount or kind of consideration to be received in exchange for any Shares, (y) any term of the Articles of Incorporation of the Surviving Company or (z) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any Shares.

     The Shareholders Agreement

     Delta entered into a shareholders agreement, dated as of February 15, 1999 (the "Shareholders Agreement"), with George F. Pickett, John W. Beiser, Elizabeth H. Pickett and Maureen W. Beiser (collectively, the "Interested Shareholders"). Pursuant to the Shareholders Agreement, each Interested Shareholder agreed to tender, or cause to be tendered, upon the request of Delta (and agreed that, subject to applicable law, he or she will not withdraw), pursuant to and in accordance with the terms of the Offer, all outstanding Shares beneficially owned by such Interested Shareholder. Further, the Interested Shareholders agreed not to vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of ASA or any other extraordinary transaction involving ASA, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters. A copy of the Shareholders Agreement is filed as Exhibit (c)(6) to the Schedule 14D-1 (as defined below) and is incorporated herein by reference, and the foregoing summary of the Shareholders Agreement is qualified in its entirety by reference thereto.

     The Confidentiality Agreement

     On February 9, 1999, Delta and ASA entered into a Confidentiality Agreement, under which ASA agreed to provide certain confidential information relating to its operations to Delta. Pursuant to the Confidentiality Agreement, Delta agreed that Delta and its representatives would hold non-public information received from ASA under the Confidentiality Agreement in confidence, except to the extent that disclosure is legally mandated or compelled by any court, tribunal or governmental authority. The Confidentiality Agreement does not limit Delta's use of any information which (i) was previously known by Delta or its representatives, (ii) was independently developed by Delta or its representatives, (iii) was acquired by Delta or its representatives from a third party which is not obligated by ASA not to disclose such information or (iv) which is or becomes publicly available through no breach by Delta of its obligations under the Confidentiality Agreement. A copy of the Confidentiality Agreement is filed as Exhibit (c)(7) to the Schedule

14D-1 and incorporated herein by reference, and the foregoing summary of the Confidentiality Agreement is qualified in its entirety by reference thereto.

Interests of Certain Persons in the Offer and the Merger

     Employment and Consulting Agreements

     On February 15, 1999, ASA and Messrs. George F. Pickett and John W. Beiser (each an "Executive") agreed pursuant to certain memorandum agreements (each a "Memorandum Agreement") with Delta to negotiate in good faith to enter into formal written employment and consulting agreements incorporating the terms described below, with the intention that such employment and consulting agreements will be executed prior to the Effective Time.

     Pursuant to the terms of the Memorandum Agreements, Mr. Pickett is to serve as Chief Executive Officer of ASA and Mr. Beiser is to serve as President and Secretary of ASA from February 15, 1999 until the Effective Time or such shorter period as provided by Memorandum Agreements (the "Employment Term") and each is to serve as a non-employee consultant of ASA from the Effective Time until the 180th day following the Effective Time or such shorter period as provided by the Memorandum Agreements (the "Consulting Term"). During the Employment Term and the Consulting Term, ASA is to pay Messrs. Pickett and Beiser base salaries at the rate in effect as of February 15, 1999 and each is to continue to earn an annual bonus entitlement equal to 40% of his respective base salary on the same terms that currently apply to such officer under ASA's annual bonus plan. As of the 180th day following the Effective Time, ASA shall pay to Mr. Pickett and to Mr. Beiser a lump sum payment of $427,267 and $416,896, respectively, (provided, however, that such payment is subject to a reduction, if necessary, if it would be treated as an "excess parachute payment" under Section 280G of the Internal Revenue Code, as amended (the "Code"), as consideration for each officer's agreement to render services and honor the non-competition covenant in the Memorandum Agreements. Pursuant to terms of the Memorandum Agreements, from February 15, 1999 until the second anniversary of the Effective Time, neither Mr. Pickett nor Mr. Beiser may (i) directly or indirectly provide management or executive services to any person or entity operating a commuter airline using planes with a capacity of less than 70 seats in an market in which ASA currently operates or (ii) solicit or hire any employee of ASA to perform a service on behalf of a competitor similar to any service performed by such employee on behalf of ASA. If the Executive's employment or consulting services are terminated without Cause or because of death or disability during the Employment Term or Consulting Term, the Executive will receive accrued salary, a pro rata bonus and the Special Payment. "Cause" and "Special Payment" are defined as set forth in the Memorandum Agreements.

     The foregoing description of the Memorandum Agreements for Messrs. Pickett and Beiser does not purport to be complete and is qualified in its entirety by reference to the Memorandum Agreements which are filed as Exhibits (c)(4) and
(c)(5), respectively, to the Schedule 14D-1 and incorporated herein by reference.

     Special Severance Plan

     On February 15, 1999, ASA adopted the ASA Holdings, Inc. Special Severance Plan (the "Severance Plan"). Generally, the Severance Plan provides that if ASA terminates the employment of an eligible executive (which includes certain senior officers other than Mr. Pickett and Mr. Beiser) without "Cause" or the executive terminates for "Good Reason" within two years of a "Change in Control," the executive will receive an amount in cash equal to either 18 or 24 months of the executive's highest annual rate of base salary in effect during the twelve-month period immediately prior to termination, subject to a reduction, if necessary, if the payments thereunder would be treated as "excess parachute payments" under Section 280G of the Code. In addition, the executive will also receive continued coverage under ASA's medical, dental and life insurance plans for the same number of months. In the event the executive cannot continue to participate in such plans, ASA will otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. "Cause," "Good Reason" and "Change in Control" are defined as set forth in the Severance Plan. Consummation of the Offer will constitute a Change of Control under the Severance Plan.

     The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the Special Severance Plan which is filed as Exhibit 9 to the Schedule 14D-9 and is incorporated herein by reference thereto.

     Retention Agreements

     ASA has advised Delta that it intends to enter into retention agreements (each a "Form of Retention Agreement") with each of Ronald V. Sapp and Edward J. Paquette. Mr. Sapp's Form of Retention Agreement provides that if Mr. Sapp is still employed with ASA on the six month anniversary of the closing of the Offer, Mr. Sapp will receive a lump sum amount equal to approximately three times the annual base salary payable to Mr. Sapp for the 1999 calendar year (provided, however, that such payment is subject to a reduction, if necessary, if it would be treated as an "excess parachute payment" under Section 280G of the Code). Mr. Paquette's Form of Retention Agreement provides that if Mr. Paquette is still employed with ASA on the six month anniversary of the closing of the Offer, Mr. Paquette will receive a lump sum amount equal to the annual base salary payable to him for the 1999 calendar year. The Form of Retention Agreement also provides that each respective employee will receive such amount if ASA terminates the employee's employment without "Cause" or the employee terminates for "Good Reason" prior to the six month anniversary of the closing of the Offer. "Cause" and "Good Reason" are defined as set forth in the Form of Retention Agreement.

     The foregoing description of the Form of Retention Agreement does not purport to be complete and is qualified in its entirety by reference to the Form of Retention Agreement for Messrs. Sapp and Paquette which are filed as Exhibits 10 and 11 to the Schedule 14D-9 and are incorporated herein by reference.

     Amendment to ASA's 1997 Nonqualified Stock Option Plan

     On February 15, 1999, ASA amended the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan (the "1997 Plan") to provide that in the event of a Change in Control, all options granted under the 1997 Plan will become fully vested and immediately exercisable. "Change in Control" is defined as set forth in the amendment to the 1997 Plan. The foregoing description of the 1997 Plan does not purport to be complete and is qualified in its entirety by reference to the 1997 Plan and the amendment to the 1997 Plan which are filed as Exhibit 12 to the
Schedule 14D-9 and are incorporated herein by reference. Consummation of the Offer will constitute a Change of Control under the 1997 Plan.

     Executive Deferred Compensation Plan

     Pursuant to the Atlantic Southeast Airlines, Inc. Executive Deferred Compensation (Retirement) Plan, as amended on February 15, 1999 (the "Deferred Plan"), each month the Employer (defined as either ASA or Atlantic Southeast) contributes an amount equal to 15% of the compensation of a Class A participant (senior executive officer designated by the ASA Board) and 10% of the compensation of a Class B participant (officer designated by the ASA Board), to a fund established to receive and invest such contributions. No employee contributions are allowed. Employees may direct the investment of their accounts. If a participant's employment is terminated for Cause or if the participant terminates employment for Good Reason within two years after a Change in Control, the participant will have a nonforfeitable vested interest in all benefits accrued under the terms of the Deferred Plan. "Change in Control," "Cause" and "Good Reason" are defined as set forth in the Deferred Plan. The definition of "Change in Control" was amended on February 15, 1999 to conform to the definition of "Change in Control" in the 1997 Plan. The consummation of the Offer will constitute a Change in Control under the Deferred Plan.

     The foregoing description of the Deferred Plan does not purport to be complete and is qualified in its entirety by reference to the Executive Deferred Compensation (Retirement) Plan which is filed as Exhibit 13 to the Schedule 14D-9 and is incorporated herein by reference thereto. Supplemental Executive Retirement Plan

     ASA's Supplemental Executive Retirement Plan (the "SERP") is described under the heading "Supplemental Executive Retirement Plan" in the ASA's Proxy Statement for the Annual Meeting of Shareholders on May 21, 1998 (the "Proxy Statement"). A copy of the relevant portion of the Proxy Statement is filed as
Exhibit 1 to the Schedule 14D-9 being mailed to ASA shareholders herewith and such portion of the Proxy Statement is incorporated herein by reference thereto. On February 15, 1999, the SERP was amended to change the "Change in Control" definition to have the same meaning as in Deferred Plan. The foregoing description of the amendment to the SERP does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to the SERP which is filed as Exhibit 20 to the Schedule 14D-9 being mailed to ASA shareholders herewith hereto and is incorporated herein by reference thereto.

     Indemnity Agreement of Executive Officer

     On February 15, 1999, the Board of Directors authorized ASA to enter into an Indemnity Agreement (each an "Indemnity Agreement of Executive Officer") with each of six of its executive officers, including George F. Pickett, John W. Beiser, Edward J. Paquette, Ronald V. Sapp, R. Mark Bole and Renee Skinner. The Indemnity Agreement of Executive Officer provides the Indemnitee with specific contractual assurance that indemnification protection provided under ASA's Bylaws will be available to Indemnitee regardless of, among other things, any amendment to or revocation of the Company's Articles or Bylaws or a Change in Control of ASA. The Indemnity Agreement of Executive Officer further provides that ASA has purchased and maintains directors' and officers' insurance consisting of a primary policy providing $15 million in aggregate coverage and a supplemental policy providing $15 million in aggregate coverage, and that ASA will maintain such insurance coverage for so long as Indemnitee shall continue to serve as an executive officer of ASA or thereafter shall be subject to any possible Claim or threatened, pending or completed litigation. "Indemnitee", "Change in Control" and "Claim" are defined as set forth in the form of Indemnity Agreement of Executive Officer.

     Indemnity Agreement of Director

     On February 15, 1999, the Board of Directors authorized ASA to enter into an Indemnity Agreement (each an "Indemnity Agreement of Director") with each of its directors, which include George F. Pickett, John W. Beiser, Jean A. Mori, Parker H. Petit, Alan M. Voorhees, Ralph M. Voorhees and George Berry. The terms of the Indemnity Agreement of Director are substantially similar to the terms of the Indemnity Agreement of Executive Officer described above.

     The foregoing descriptions of the Indemnity Agreement of Executive Officer and the Indemnity Agreement of Director do not purport to be complete and are qualified in their entirety by reference to the forms of the Indemnity Agreement of Executive Officer and the Indemnity Agreement of Director which are filed as Exhibits 15 and 16, respectively, to the Schedule 14D-9 and are incorporated herein by reference thereto.

     Amended and Restated Founding Officer Agreement

     ASA, Atlantic Southeast and George F. Pickett and John W. Beiser, respectively, are parties to Amended and Restated Founding Officer Agreements, each dated April 16, 1997, as further amended on February 15, 1999, pursuant to which in the event Mr. Pickett or Mr. Beiser, as the case may be, ceases to be an employee of the Company within two years after a Change in Control, Atlantic Southeast and ASA will pay Mr. Pickett or Mr. Beiser, as applicable, the lesser of (i) two times gross compensation accrued in the last twelve months or (ii) the maximum amount which may be paid to Mr. Pickett or Mr. Beiser, as applicable, which is deductible to the Company under Section 280G of the

Internal Revenue Code. "Change in Control" is defined as set forth in the Amended and Restated Founding Officer Agreement.

     The foregoing description of the Amended and Restated Founding Officer Agreements does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Founding Officer Agreements for Mr. Pickett and Mr. Beiser which are filed as Exhibits 17 and 18, respectively, to the Schedule 14D-9 and are incorporated herein by reference thereto.

     Certain Travel Benefits

     On February 15, 1999, in recognition of Mr. Pickett's and Mr. Beiser's founding ASA and of their service to ASA, the ASA Board granted lifetime travel privileges to Mr. Pickett and his wife and to Mr. Beiser, his wife and Mr. Beiser's dependent children, respectively, on all Atlantic Southeast Airlines flights.

     Stock Options

     ASA previously granted to certain employees options to purchase Shares under the ASA 1997 Nonqualified Stock Option Plan. On February 15, 1999, in connection with the Offer, ASA amended that plan to provide that all options granted under the plan will become fully exercisable upon a change in control of ASA. The consummation of the Offer will constitute a change in control for these purposes. ASA has also previously granted to certain directors of ASA options to purchase Shares under the ASA 1998 Nonqualified Stock Option Plan for Non-Employee Directors, all of which options are fully exercisable by their terms. Under the terms of the Merger Agreement, each of the employee and director stock options outstanding as of the Effective Time of the Merger will be cancelled in return for a cash payment to the option holder equal to the product of (A) the Merger Consideration minus the per Share exercise price of the option, multiplied by (B) the numbers of Shares subject to the option.

     The table below sets forth for each of Messrs. Pickett, Beiser, Sapp and Paquette and for all other executive officers and non-employee directors as a group: (i) the number of stock options held as of February 19, 1999 and (ii) the aggregate value of such options based on the spread between the exercise price of such options and the Merger Consideration:

                                                                      Aggregate
                                            Stock Options      Value of Options Based
                                                               on Merger Consideration
                                                               -----------------------
George F. Pickett                              459,500           $   4,126,275.00

John W. Beiser                                 321,700           $   1,882,762.50

Ronald V. Sapp                                 119,100           $     638,250.00

Edward J. Paquette                             103,900           $     491,700.00

Other Executive Officers as a Group            324,000           $     805,426.50

Non-Employee Directors as a Group               25,000           $      46,087.50


     Beneficial Ownership of the Shares

     Schedules I and II of this Offer to Purchase set forth information concerning beneficial ownership of the Shares as of February 19, 1999 by each of the directors and executive officers of ASA, Delta, Delta Sub and Delta Holdings, respectively.

     ASA has been advised that all of its directors intend to tender or cause the tender of substantially all of their Shares pursuant to the Offer. In addition, ASA's two most senior executives have entered into a Shareholders Agreement with Delta pursuant to which they have agreed to tender their Shares in the Offer. See "--The Shareholders Agreement."

     Related Party Transactions

     See "Special Factors-- Background of the Offer-- Marketing and Code Sharing Arrangements Between ASA and Delta" and "-- Delta Ownership of ASA Shares; Stock Agreement."

     Management of ASA After the Merger

     See "Special Factors-- Plans for ASA after the Offer and the Merger."

                                THE TENDER OFFER

Terms of the Offer

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Delta Sub will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn as permitted by "The Tender Offer--Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, March 19, 1999, unless and until Delta Sub, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Delta Sub, shall expire.

     Delta Sub expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "The Tender Offer--Withdrawal Rights."

     Subject to the applicable regulations of the Commission, Delta Sub also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "The Tender Offer--Certain Legal Matters; Regulatory Approvals" (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer" and (iii) to waive any condition, or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Delta Sub acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Delta Sub to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Delta Sub may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Delta Sub may choose to make any public announcement, Delta Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Delta Sub makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Delta Sub will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Delta Sub should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions specified in "--Certain Conditions of the Offer."

     ASA has provided Delta Sub with ASA's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on ASA's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

Acceptance for Payment and Payment for Shares

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Delta Sub will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the latest to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in "The Tender Offer-- Certain Conditions of the Offer."

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (A) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares," (B) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (C) any other documents required under the Letter of Transmittal.

     For purposes of the Offer, Delta Sub will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Delta Sub gives oral or written notice to the Depositary of Delta Sub's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Delta Sub and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, Delta Sub shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Delta Sub reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve Delta Sub of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Procedures for Accepting the Offer and Tendering Shares

     In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Delta Sub may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer

     The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of

Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees

     Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery

     If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all the following conditions are satisfied:

          (i)   such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Delta Sub, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NASDAQ National Market operated by the National Association of Securities Dealers, Inc. is open for business.


     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Delta Sub.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Determination of Validity

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Delta Sub in its sole discretion, which determination shall be final and binding on all parties. Delta Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Delta Sub also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Delta Sub, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Delta Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements

     By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Delta Sub as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Delta Sub (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after February 15, 1999). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Delta Sub accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Delta Sub will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of ASA's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Delta Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Delta Sub's payment for such Shares, Delta Sub must be able to exercise full voting rights with respect to such Shares.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that (a) such shareholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Shares complies with Rule 14e-4, and (c) such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Delta Sub's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Delta Sub upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER OR CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL. IF A SHAREHOLDER IS A NON-RESIDENT ALIEN OR FOREIGN ENTITY NOT SUBJECT TO BACK-UP WITHHOLDING, THE SHAREHOLDER MUST GIVE THE DEPOSITARY A COMPLETED FORM W-8 CERTIFICATE OF FOREIGN STATUS PRIOR TO RECEIPT OF PAYMENT.

Withdrawal Rights

     Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Delta Sub pursuant to the Offer, may also be withdrawn at any time after April 22, 1999. If Delta Sub extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Delta Sub's rights under the Offer, the Depositary may, nevertheless, on behalf of Delta Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Delta Sub, in its sole discretion, whose determination will be final and binding. None of Delta Sub, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

Certain United States Federal Income Tax Consequences

     The summary of Federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income tax laws. Generally, for Federal income tax purposes, a tendering shareholder will recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Offer and the shareholder's adjusted tax basis in the Shares purchased pursuant to the Offer. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder. Shareholders are urged to consult with their own tax advisors concerning the treatment of capital gain or loss for Federal income tax purposes (including the possibility of a reduced tax rate on certain capital gains and the limitations on the deductibility of capital loss).

     A shareholder that tenders Shares may be subject to backup withholding unless the shareholder provides its taxpayer identification number and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder who does not furnish its taxpayer identification number may be subject to a penalty imposed by the Internal Revenue Service. See "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding; provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return.

     The receipt of cash by shareholders pursuant to the Merger should result in Federal income tax consequences to such shareholders similar to those described above.

     Price Range of Shares; Dividends

     The Shares are traded in the over-the-counter market and are quoted on the NASDAQ National Market System under the symbol ASAI.

     The following table sets forth for the periods indicated the high and low sale prices per Share as reported on the NASDAQ National Market System and the cash dividends paid per Share, as reported in ASA's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and thereafter as reported in published financial sources.

                                                     Market Price
                                                    --------------      Dividend
                                                     High     Low       Declared
                                                    ------  ------      --------
1997
  First Quarter.................................    $25.63  $19.63        $0.10
  Second Quarter................................     28.63   20.13         0.10
  Third Quarter.................................     31.13   26.75         0.10
  Fourth Quarter................................     31.75   26.50         0.10
                                                                          -----
    Total.......................................                          $0.40
                                                                          =====

1998
  First Quarter.................................    $40.88  $28.25        $0.11
  Second Quarter................................     51.00   35.38         0.11
  Third Quarter.................................     50.25   31.50         0.11
  Fourth Quarter................................     40.00   21.75         0.11
                                                                          -----
    Total.......................................                          $0.44
                                                                          =====
1999
  First Quarter (through February 19, 1999).....    $33.75  $29.03       $0.115

     On February 19, 1999 there were 864 holders of record of Shares and 28,523,177 outstanding Shares.

     On February 12, 1999, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the NASDAQ National Market System was $3115/16 per Share. On February 19, 1999, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the NASDAQ National Market System was $33.625 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

     On January 26, 1999, the ASA Board declared a regular quarterly cash dividend of $0.115 per Share, payable on March 15, 1999 to holders of record as of March 1, 1999. Shareholders of record as of March 1, 1999 will be entitled to receive such dividend, regardless of whether or when their Shares are tendered or purchased pursuant to the Offer.

Certain Information Concerning ASA

     Except as otherwise set forth herein, the information concerning ASA contained in this Offer to Purchase, including financial information, has been furnished by ASA or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources.

     General

     ASA is a Georgia corporation with its principal offices located at 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia 30354. ASA is a holding company the principal assets of which are the shares of its wholly owned subsidiaries Atlantic Southeast, a Georgia corporation, and ASA Investments, Inc., a Delaware corporation. ASA considers the airline business of Atlantic Southeast to be its only industry segment.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of ASA and certain other information are set forth in Schedule I hereto.

     ASA is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. ASA's filings are also available to the public on the Commission's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Selected Financial Information

     Set forth below is certain selected financial information relating to ASA which has been excerpted or derived from the audited financial statements contained in ASA's Annual Report on Form 10-K for each of the fiscal years ended December 31, 1997 and 1996 (collectively, the "ASA 10-K's") and the unaudited financial statements contained in ASA's September 30, 1998 Form 10-Q (the "ASA 10-Q"). The financial information that follows is qualified in its entirety by reference to the ASA 10-K's and the ASA 10-Q and other documents filed by ASA with the Commission which contain comprehensive financial information. The ASA 10-K's, the ASA 10-Q and such other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth above under "--General."


                                             (In Thousands Except Per Share Amounts)
                                     Nine Months    Nine Months
                                        Ended          Ended       Year Ended      Year Ended
                                    September 30,  September 30,  December 31,    December 31,
                                        1998            1997         1997            1996
                                    -------------  -------------  ------------    ------------
                                             (unaudited)                   (audited)
Operating Revenues .................  $305,418       $288,276       $385,289        $375,300
Operating Income ...................    74,092         59,768         79,585          85,152
Income before Income Taxes .........    81,984         64,797         86,841          91,106
Net Income .........................    51,035         40,844         54,512          56,613
Earnings per Common Share:
  Primary ..........................      1.71           1.37           1.82            1.83

                                             (In Thousands Except Per Share Amounts)
                                     Nine Months    Nine Months
                                        Ended          Ended       Year Ended      Year Ended
                                    September 30,  September 30,  December 31,    December 31,
                                        1998            1997         1997            1996
                                    -------------  -------------  ------------    ------------
  Diluted ..........................      1.70           1.36           1.81            1.83
Dividends declared per Share .......      0.33           0.30           0.40            0.38
At end of period:
  Working capital ..................   161,258        144,050        129,978         147,719
  Total assets .....................   519,676        502,926        505,960         486,237
  Long-term debt ...................    59,680         79,942         72,792          94,618
  Shareholders' equity .............   329,047        293,978        295,925         260,216
Additional Data:
  Book value per share .............     11.14           9.78           9.95            8.68
  Ratio of earnings to fixed
    charges ........................       3.3            2.9            3.0             2.8

     Repurchases of Shares by ASA

     ASA has made the following repurchases of Shares since January 1, 1997:

                                 Amount of Shares   Range of Prices      Average
                                     Purchased           Paid       Purchase Price
                                 ----------------   --------------- --------------
1997
  First Quarter ..................   125,000   $21.38-$22.75   $     22.07
  Second Quarter .................    70,000   $20.25-$21.25   $     20.82
  Third Quarter ..................      --          --               --
  Fourth Quarter .................   346,000   $27.38-$29.88   $     28.97
1998
  First Quarter ..................   132,100   $35.13-$37.50   $     36.19
  Second Quarter .................    50,000   $35.97-$36.13   $     35.05
  Third Quarter ..................   375,000   $35.04-$41.38   $     36.65
  Fourth Quarter .................   958,000   $22.13-$39.98   $     32.37
1999
  First Quarter (through 2/19/99)     20,000   $     30.63     $     30.63

Certain Information Concerning Delta, Delta Holdings and Delta Sub

     Delta is a Delaware corporation with its principal offices located at Hartsfield Atlanta International Airport, 1030 Delta Boulevard, Atlanta, Georgia 30320. Delta is a major air carrier providing scheduled air transportation for passengers, freight and mail.

     Delta's total operating revenues for the years ended June 30, 1998 and 1997, were $14.1 billion and $13.6 billion, respectively, while total operating revenues for the six months ended December 31, 1998 and 1997 were approximately $7.3 billion and approximately $7.0 billion, respectively. Its pre-tax income for the year ended June 30, 1998 was $1.6 billion, yielding net income of $1.0 billion, while its pre-tax income for the year ended June 30, 1997 was $1.4 billion, resulting in net income of $854 million. For the six months ended December 31, 1998, Delta's pre-tax income was $858 million, resulting in net income of $520 million, while pre-tax income for the similar period in 1997 was $730 million, resulting in net income for such period of $443 million.

     At December 31, 1998, Delta had total assets of $14.7 billion and shareholders' equity of $4.1 billion, compared with total assets of $13.1 billion and shareholders' equity of $3.4 billion as at December 31, 1997.

     Delta Holdings is a Delaware corporation established on December 19, 1989 for the purpose of holding equity interests in certain subsidiaries of Delta, as well as in other entities in which Delta owns an equity interest, including its current connection carriers. Its principal offices are located at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801. Delta Holdings is the direct holder of 7,995,000 Shares.

     Delta Sub is a Georgia corporation established on February 11, 1999. It has not carried on any activities other than the execution of the Merger Agreement. Its principal offices are located at Hartsfield Atlanta International Airport, Post Office Box 20706, Atlanta, Georgia 30320. Delta Sub is a direct, wholly-owned subsidiary of Delta Holdings, and an indirect, wholly-owned subsidiary of Delta.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Delta, Delta Holdings and Delta Sub and certain other information are set forth in Schedule II hereto.

     As of February 19, 1999, Delta beneficially owned 7,995,000 of the 28,523,177 outstanding Shares, representing approximately 28% of the Shares then outstanding.

     Except as described in this Offer to Purchase, none of Delta, Delta Sub, or, to the best knowledge of Delta, any of the persons listed in Schedule II to this Offer to Purchase or any associate or majority-owned subsidiary of Delta or any such listed persons owns or has any right to acquire, directly or indirectly, any Shares or has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Delta, Delta Sub, Delta Holdings nor, to the best knowledge of Delta, Delta Sub and Delta Holdings, any of the persons listed in Schedule II to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ASA, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or call, guarantees of loans, guaranties against loss, guaranties of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, since January 1, 1997, none of Delta, Delta Sub, Delta Holdings nor, to the best knowledge of Delta, Delta Sub, and Delta Holdings, any of the persons listed on Schedule II hereto, has had any business relationship or transaction with ASA or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1997, there have been no contacts, negotiations or transactions between Delta or any of its subsidiaries or, to the best knowledge of Delta, any of the persons listed in Schedule II to this Offer to Purchase, on the one hand, and ASA or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Delta is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Delta's filings are also available to the public on the Commission's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning Delta may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Financing of the Offer and the Merger

     The total amount of funds required by Delta and Delta Sub to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $727.5 million. The Offer and the Merger are not conditioned on obtaining financing. Delta expects that it will obtain such funds from cash on hand and from financing arrangements which Delta expects to enter into prior to the consummation of the Offer, which may include a new revolving credit facility or an issuance of medium-term notes pursuant to Delta's existing program providing for the issuance of up to $300 million aggregate principal amount of Medium-Term Notes, Series C. If such financing arrangements are not available at the time of the consummation of the Offer, then Delta would, in any event, borrow the requisite amount of funds to consummate the Offer and the Merger under its Credit Agreement, dated as of May 2, 1997, among Delta, the banks party thereto, and NationsBank, N.A. (South), as Agent Bank (the "1997 Bank Credit Agreement").

     Under the 1997 Bank Credit Agreement, Delta may borrow up to $1.25 billion on an unsecured and revolving basis until May 1, 2002, subject to compliance with certain conditions. The interest rate under this facility is, at Delta's option, the London Interbank Offered Rate or the prime rate, in each case plus a margin which is subject to adjustment based on certain changes in the credit ratings of Delta's long-term, senior unsecured debt. Delta also has the option to obtain loans through a competitive bid process. The 1997 Bank Credit Agreement contains certain covenants that restrict Delta's ability to grant liens, to incur or guarantee debt and to enter into flight equipment leases. It also provides that if there is a change of control (as defined) of Delta, the banks' obligation to extend credit terminates, any amounts outstanding become immediately due and payable and Delta will immediately deposit cash collateral with the banks in an amount equal to all outstanding letters of credit. At February 19, 1999, no borrowings had been made, and no amount was outstanding under the 1997 Bank Credit Agreement.

     The summary of the 1997 Bank Credit Agreement is qualified in its entirety by reference to the 1997 Bank Credit Agreement, a copy of which appears as Exhibit (a)(1) to the Schedule 13E-3 and is incorporated herein by reference.

Dividends and Distributions

     On January 26, 1999, the ASA Board declared a dividend of $0.115 per Share payable on March 15, 1999 to holders of record of Shares on March 1, 1999. Holders of record of the Shares on the record date for such dividend will be entitled to receive such dividend whether or not they tender their Shares pursuant to the Offer, and no adjustment will be made to the Offer Price or to any other terms of the Offer as a result of the payment of such dividend to such shareholders.

     If, subsequent to the date of the Merger Agreement but prior to the Effective Time, ASA changes the number of Shares outstanding as a result of any stock split, stock dividend, recapitalization or similar transaction, then appropriate adjustments shall be made in all amounts payable pursuant to the Merger Agreement, including, without limitation, the Offer Price and the Merger Consideration.

Certain Effects of the Offer

     Market for the Shares

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the NASDAQ National Market System. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the NASDAQ National Market System, the market for the Shares could be adversely affected. According to NASDAQ's published guidelines, the Shares would not meet the criteria for continued inclusion in the NASDAQ's National Market System if at least one of the following two standards are not met: (1) among other things, a minimum of 750,000 publicly held Shares, an aggregate market value of the publicly held Shares of at least $5 million and a minimum of 400 shareholders of round lots or (2), among other things, a minimum of 1,100,000 publicly held shares, an aggregate market value of the publicly held Shares of at least $15 million, at least four registered and active market makers and a minimum of 400 shareholders of round lots.

     If one of these two standards were not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in NASDAQ's published guidelines, the number of publicly-held Shares (excluding Shares held by officers, directors and beneficial owners of more than 10% of the Shares) is less than 100,000, there are fewer than 300 holders in total, or there is not at least one market maker for the Shares. If the Shares are no longer eligible for NASDAQ quotation, quotations might still be available from other sources.

     Exchange Act Registration

     The Shares are currently registered under Section 12(b) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of ASA to the Commission if the Shares are not listed on a national securities exchange and held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by ASA to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to ASA, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of ASA and persons holding "restricted securities" of ASA to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for inclusion in the NASDAQ National Market System. Delta and Delta Sub currently intend to seek to cause ASA to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

     Increased Interest in Net Book Value and Net Earnings of ASA

     If the Offer is consummated, the direct and indirect interest of Delta in ASA's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. Following consummation of the Merger, Delta's direct and indirect interest in such items will increase to 100%, and ASA will be an indirect, wholly owned subsidiary of Delta. Accordingly, Delta and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by ASA's operations, and any future increase in ASA's value and the right to elect all members of the ASA Board. Similarly, Delta will also bear the risk of losses generated by ASA's operations and any decrease in the value of ASA after the Merger. Furthermore, after the Merger, pre-Merger shareholders (other than Delta) will not have the opportunity to participate directly in the earnings and growth of ASA and will not face the risk of losses generated by ASA's operations or decline in the value of ASA.

     If all of the outstanding Shares are purchased pursuant to the Offer, Delta's beneficial interest in the net book value (shareholders' equity) at September 30, 1998 and net income of ASA for the nine months ended September 30, 1998, as reflected in ASA's September 30, 1998 Form 10-Q, would increase to 100% or $329,047,000 and $51,035,000, respectively.

Certain Conditions of the Offer

     Notwithstanding any other provision of the Offer, Delta and Delta Sub shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if,

     (i)   the Minimum Condition has not been satisfied by August 31, 1999,

     (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated by the Expiration Date of the Offer, or

     (iii) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment or payment of Shares, any of the following conditions exist:

          (A) there shall be instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign,

               (1) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger, seeking to obtain material damages in connection with the transactions contemplated by the Offer or the Merger,

               (2) seeking to restrain, prohibit or terminate ASA's or, as a result of the transactions contemplated by the Merger Agreement, Delta's ownership, operation or lease (or that of their respective subsidiaries or affiliates) of any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of ASA and its subsidiaries or of Delta and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International Airport), as the case may be, or to compel ASA or, as a result of the transactions contemplated by the Merger Agreement, Delta or any of their respective subsidiaries or affiliates to dispose of, cease operating or hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of ASA and its subsidiaries or of Delta and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International airport), as the case may be,

               (3) seeking to impose limitations on the ability of Delta or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Delta or any of its subsidiaries or affiliates on all matters properly presented to ASA's shareholders,

               (4) seeking to require divestiture by Delta or any of its subsidiaries or affiliates of any Shares,

               (5) that otherwise, in the judgment of Delta, is likely to have a Material Adverse Effect (as defined in the Merger Agreement); or

          (B) there shall be in effect any judgment, decree or order of any court or governmental authority or agency, domestic or foreign, or any other legal restraint,

               (1) which makes illegal, delays materially or otherwise restrains or prohibits the Offer, the acceptance for payment of or payment for some or all of the Shares pursuant to the Offer or the consummation of the Merger, or imposes material damages in connection with the transactions contemplated by the Offer or the Merger,

               (2) which restrains, prohibits or terminates ASA's or, as a result of the transactions contemplated by the Merger Agreement, Delta's ownership, operation or lease (or that of their respective subsidiaries or affiliates) of any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of ASA and its subsidiaries or of Delta and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International Airport), as the case may be, or which compels ASA or, as a result of the transactions contemplated by the Merger Agreement, Delta or any of their respective subsidiaries or affiliates to dispose of, cease operating or hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of ASA and its subsidiaries or of Delta and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International Airport), as the case may be,

               (3) imposes limitations on the ability of Delta or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Delta or any of its subsidiaries or affiliates on all matters properly presented to ASA's shareholders,

               (4) requires divestiture by Delta or any of its subsidiaries or affiliates of any Shares,

               (5) that otherwise, in the judgment of Delta, is likely to have a Material Adverse Effect; or

          (C) there shall be any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger that, in the judgment of Delta, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

          (D) there has been any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect; or

          (E) ASA shall have breached or failed to perform or comply with in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations or warranties of ASA set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be untrue in any material respect as of such date); or

          (F) ASA shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal; or

          (G) ASA's Board shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, the Merger Agreement or any of the transactions contemplated thereby, (y) modify such approval or recommendation in a manner adverse to Delta or Delta Sub, or (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal; or

          (H) a tender or exchange offer for more than 20% of the Shares shall have been made by a Third Party, or it shall have been publicly disclosed or Delta shall have otherwise learned that:

               (1) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or made a bona fide proposal to acquire beneficial ownership of more than 20% of any class or series of capital stock of ASA (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of ASA (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission on the date of the Merger Agreement,

               (2) any such person or group which, prior to February 15, 1999, had filed such a Schedule with the Commission shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of ASA (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting 10% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of ASA (including the Shares) constituting 10% or more of any such class or series, or

               (3) any person or group shall have entered into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with ASA, or

          (I) the Merger Agreement shall have been terminated in accordance with its terms;

     which, in the reasonable judgment of Delta in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions may, subject to the terms of the Merger Agreement, be waived by Delta and Delta Sub in whole or in part at any time and from time to time in their discretion. The failure by Delta or Delta Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

Certain Legal Matters; Regulatory Approvals

     General

     Except as described in this Section, based on its review of publicly available filings of ASA with the Commission and other publicly available information regarding ASA, neither Delta nor Delta Sub is aware of any license or regulatory permit that appears to be material to the business of ASA and its subsidiaries, taken as a whole, that might be adversely affected by Delta Sub's acquisitions of Shares (and/or the indirect acquisition of the stock of ASA's subsidiaries) as contemplated herein or of any approval or other action by or with any domestic, foreign, or international government authority or administrative or regulatory agency that would be required for the acquisition of ownership of the Shares (and/or the indirect acquisition of the stock of ASA's subsidiaries) by Delta Sub. Should any such approval or other action be required, Delta and Delta Sub currently contemplate that such approval or other action will be sought. While, except as otherwise expressly described in this Section, Delta Sub does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to ASA's business or that certain parts of ASA's business might not have to be divested if such approvals were not obtained or such other actions were not taken, any of which could cause Delta Sub to decline to accept for payment or pay for any Shares tendered. Delta Sub's obligations to accept for payment or pay for the Shares tendered pursuant to the Offer is subject to the conditions set forth in this Offer to Purchase, including the conditions referred to above in this paragraph and certain conditions with respect to litigation and governmental action. See "The Tender Offer--Certain Conditions of the Offer."

     Antitrust Compliance

     Under the HSR Act, certain transactions (including certain transactions involving the proposed acquisition of in excess of 15%, 25% and 50% of the equity interest of a target corporation) may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Since consummation of the Offer would result in the ownership by Delta and its subsidiaries of more than 50% of the equity of ASA, the acquisition of Shares by Delta Sub pursuant to the Offer is subject to such requirements.

     Delta and ASA filed the required Notification and Report Forms (the "Forms") with respect to the Offer and the Merger with the Antitrust Division and the FTC on February 17, 1999, and February 18, 1999, respectively. The statutory waiting period applicable to the purchase of Shares pursuant to the Offer will expire on March 4, 1999. However, prior to such date, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the acquisition. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after Delta certifies to the Antitrust Division or the FTC, as the case may be, that it has substantially complied with such request. Thereafter, the waiting period can be extended only by court order.

     A request has been made for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early or will not be extended.

     The Merger would not require an additional filing under the HSR Act if Delta Sub owns 50% or more of the shares outstanding at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Delta Sub pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Delta Sub, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Delta Sub or the divestiture of substantial assets of Delta, ASA or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Delta relating to the businesses in which Delta, ASA and their respective subsidiaries are engaged, Delta and Delta Sub believe that neither the Offer nor the Merger will violate the antitrust laws. Nevertheless, there can be no assurance what the result will be if a challenge is made. See "The Tender Offer-- Certain Conditions of the Offer."

     State Takeover Laws

     A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     ASA has not opted into either the fair price provisions (Part II, Article
11) or the business combination provisions (Part III, Article 11) of the GBCC. Accordingly, no Georgia anti-takeover provisions apply to the transactions contemplated by the Merger Agreement, and there is no state takeover statute or regulation with which Delta or Delta Sub must comply.

Fees and Expenses

     Except as set forth below, Delta and Delta Sub will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Delta has retained the services of Goldman, Sachs & Co. to act as its financial advisor and as Dealer Manager in connection with the Offer and the Merger. Pursuant to the terms of Goldman, Sachs & Co.'s engagement, Delta has agreed to pay Goldman, Sachs & Co. for its services as financial advisor and Dealer Manager an aggregate fee of $4,750,000. Delta has also agreed to reimburse Goldman, Sachs & Co. for its reasonable travel and other out-of-pocket expenses, including those incurred in connection with Goldman, Sachs & Co.'s activities as Dealer Manager and the fees and expenses of its legal counsel, and to indemnify Goldman, Sachs & Co. and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Goldman, Sachs & Co.'s engagement.

     Delta and Delta Sub have retained Morrow & Co., Inc. to be the Information Agent and Harris Trust Company of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees shareholders to forward materials relating to the Offer to beneficial owners of Shares.

     As compensation for acting as Information Agent in connection with the Offer, Morrow & Co., Inc. will be paid a fee of $5,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Delta Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Delta Sub for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     The following is an estimate of fees and expenses to be incurred by Delta in connection with the Offer:


Financial Advisor/Dealer Manager ...........................          $4,750,000
Legal ......................................................             500,000
Printing ...................................................              20,000
Advertising ................................................              80,000
Filing .....................................................             144,193
Depositary .................................................              15,000
Information Agent (including mailing) ......................               5,000
Financing ..................................................           1,000,000
Miscellaneous ..............................................              10,000
                                                                      ----------
      Total ................................................          $6,519,193
                                                                      ==========


Miscellaneous

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Delta Sub may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Delta Sub by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF DELTA, DELTA HOLDINGS OR DELTA SUB NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Delta, Delta Holdings and Delta Sub have jointly filed with the Commission a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") and a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), pursuant to Rules 14d-1 and 13e-3, respectively, under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, ASA has filed with the

Commission a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the ASA Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from the Commission (but not the regional offices of the Commission) in the manner set forth under "--Certain Information Concerning Delta, Delta Holdings and Delta Sub" above.



                                                  DELTA SUB, INC.


February 22, 1999

                             ---------------------

                                   SCHEDULES

                             ---------------------

                                                                      SCHEDULE 1

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                                       ASA

     The following table sets forth (i) the name, current business or residence address and present principal occupation or employment, (ii) material occupations, positions, offices or employments and business addresses thereof for the past five years and (iii) information as to beneficial ownership of Shares of each director and executive officer of ASA. Each of ASA's directors and officers is a citizen of the United States. Except as otherwise indicated, the business address of each director and executive officer of ASA is 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia 30354. Except as otherwise indicated, each occupation set forth opposite a person's name refers to employment with ASA. Other than Mr. Pickett, who beneficially owns approximately 2.8% of the outstanding Shares and Mr. Beiser, who beneficially owns approximately 1.6% of the outstanding Shares, no director or executive officer of ASA beneficially owns more than 1% of the outstanding Shares. Directors of ASA are indicated with an asterisk.


                                     Present Principal Occupation or Employment; Material         Beneficial
       Name, Citizenship             Positions Held During the Past Five Years and Business      Ownership of
  and Current Business Address       Addresses Thereof                                              Shares
--------------------------------     ---------------------------------------------------------  ----------------
*George F. Pickett..............     Mr. Pickett is ASA's and Atlantic Southeast's Chairman of     810,287 (2)(3)
                                     the Board and Chief Executive Officer and a member of the
                                     Board of Directors of both companies.  He has served as
                                     Chairman of the Board and Chief Executive Officer of
                                     Atlantic Southeast since February 1994 and of ASA since
                                     its inception in September 1996.  Since Atlantic
                                     Southeast's inception in 1970 and until February 1994, he
                                     served as Atlantic Southeast's President and Chief
                                     Executive Officer.  Mr. Pickett has been a member of the
                                     Board of Directors of ASA, Atlantic Southeast and ASA
                                     Investments since their respective inceptions.

*John W. Beiser................      Mr. Beiser is ASA's and Atlantic Southeast's President and    467,847 (3)(4)
                                     a member of the board of Directors of both companies.  He
                                     has served as President of Atlantic Southeast since
                                     February 1994 and of ASA since its inception in September
                                     1996.  He has served as Secretary of both companies since
                                     their respective inception.  In addition, Mr. Beiser was
                                     Atlantic Southeast's Vice President from its inception
                                     until 1985 when he was designated as Atlantic Southeast's
                                     Senior Vice President-Sales and Services.  Mr. Beiser has
                                     served as the President of ASA Investments since its
                                     inception.  Mr. Beiser has been a member of the board of
                                     Directors of Atlantic Southeast since 1982 and of ASA
                                     since its inception.

                                     Present Principal Occupation or Employment; Material           Beneficial
    Name, Citizenship                Positions Held During the Past Five Years and Business        Ownership of
and Current Business Address         Addresses Thereof                                                Shares
----------------------------         --------------------------------------------------------      ------------
*George Berry..................      Mr. Berry has served for the past eight years as Senior         6,000 (8)
                                     Vice President of cousins Properties Incorporated, a
                                     publicly-held real estate investment trust.  Mr. Berry
                                     also serves as a director of Community Trust Financial
                                     Services Corporation.  From 1983 to 1990, he served as
                                     Commissioner of Industry, Trade and Tourism for the State
                                     of Georgia.  From 1962 to 1983, Mr. Berry served in the
                                     administration of four mayors of the city of Atlanta, and
                                     was appointed as Chief Administrative Officer under two
                                     mayoral administrations.  His responsibilities with the
                                     Atlanta administration included an appointment as
                                     Commissioner of Aviation, in which capacity he supervised
                                     a major expansion of Hartsfield Atlanta International
                                     Airport.

Ronald V. Sapp.................      Ronald V. Sapp is ASA's and ASA's Senior Vice                  70,439 (3)
                                     President-Finance and Chief Financial Officer.  Mr. Sapp
                                     was named Senior Vice President-Finance and Chief
                                     Financial Officer in May 1997.  Mr. Sapp served as Vice
                                     President-Finance and Chief financial Officer for ASA from
                                     1985 until May 1997 and for ASA from the time of the
                                     Reorganization until May 1997.  He served as ASA's
                                     Treasurer from 1985 until February 1997 and as ASA's
                                     Treasurer between September 1996 and February 1997.  From
                                     1983 to 1985, Mr. Sapp served as Vice President-Finance
                                     and Treasurer of Air Atlanta, Inc., a scheduled passenger
                                     airline.  From 1979 to 1983, Mr. Sapp served as Vice
                                     President and Controller of Air California, Inc., a
                                     scheduled passenger airline.

R. Mark Bole...................      R. Mark Bole was named ASA's and ASA's Assistant Vice           9,800 (3)
                                     President-Treasurer in February 1997.  He was ASA's
                                     Assistant Vice President-Assistant Treasurer from February
                                     1996 until February 1997 and held the same positions with
                                     ASA from the effective date of the Reorganization until
                                     February 1997.  Mr. Bole served as a Vice President of
                                     Wachovia Bank of Georgia, N.A. from May 1991 until
                                     February 1996.

*Jean A. Mori..................      Mr. Mori has been a member of ASA's Board of Directors          6,124 (5)(8)
                                     since September 30, 1996, and was a member of ASA's Board
                                     of Directors from 1994 until December 31, 1996.  Mr. Mori
                                     is a Chairman of the Board and President of Mori Luggage &
                                     Gifts, Inc., a retail chain of 29 stores throughout the
                                     Southeast specializing in luggage, business cases, leather goods and gifts.  He has held this position since the
                                     founding of Mori Luggage & Gifts, Inc. in 1971.  Mr. Mori
                                     served as the President of the National Luggage Dealers
                                     Association from 1986 to 1988 and has served on its board
                                     of directors since 1980.


                                     Present Principal Occupation or Employment; Material           Beneficial
     Name, Citizenship               Positions Held During the Past Five Years and Business        Ownership of
and Current Business Address         Addresses Thereof                                                Shares
----------------------------         ------------------------------------------------------        ------------
*Parker H. Petit............         Mr. Petit has been a member of ASA's Board of Directors        10,000 (8)
                                     since September 30, 1996, and was a member of Atlantic
                                     Southeast's Board of Directors from 1982 until December
                                     31, 1996.  Mr. Petit has served as Chairman of the Board
                                     of Directors of Matria Healthcare, Inc. ("Matria"), an
                                     obstetrical homecare services company, since March 1996.
                                     He was the founder of Healthdyne, Inc. and acted as its
                                     Chairman of the Board and Chief Executive Officer from
                                     1970 until Healthdyne and Tokos Medical Corporation
                                     (Delaware) merged with and into Matria in March 1996.  Mr.
                                     Petit also serves as a director of Healthdyne Information
                                     Enterprises, Inc., Intelligent Systems, Inc., Norrell
                                     Corporation, Inc. and Logility, Inc.

Renee H. Skinner............         Ms. Skinner is ASA's and Atlantic Southeast's Assistant
                                     Vice President-Controller.  She has held these positions
                                     with Atlantic Southeast since 1994 and with ASA since the
                                     Reorganization was effective.  Ms. Skinner served as
                                     Atlantic Southeast's Manager of Accounting from 1986
                                     through 1994.

*Alan M. Voorhees...........         Mr. Voorhees has been a member of ASA's Board of Directors    248,027 (6)(8)
                                     since September 30, 1996, and was a member of Atlantic
                                     Southeast's Board of Directors from 1979 until December
                                     31, 1996.  Mr. Voorhees was Chairman of the Board of
                                     Atlantic Southeast from 1979 until February 1994.  Mr.
                                     Voorhees is Chairman of the Board of Summit Enterprises,
                                     Inc. of Virginia, an investment management firm organized
                                     by Mr. Voorhees in 1979.  Mr. Voorhees has served as a
                                     director of Micros Systems, Inc., an electronic cash
                                     register manufacturer for the hospitality industry, since
                                     1982.

*Ralph W. Voorhees..........         Mr. Voorhees has been a member of ASA's Board of Directors     47,000 (7)(8)
                                     since September 30, 1996, and was a member
                                     of Atlantic Southeast's Board of Directors
                                     from 1979 until December 31, 1996. Mr.
                                     Voorhees has been Senior Vice
                                     President-Investments with Paine Webber
                                     Incorporated, an investment banking firm,
                                     since 1973.

Edward J. Paquette..........         Mr. Paquette was named ASA's Senior Vice                       43,550 (3)
                                     President-Operations in April 1997.  From May 1996 until
                                     April 1997, he served as Vice President-Operations of
                                     In-Flight Phone Corporation.  From November 1994 to May
                                     1996, he served as Vice President-Ground Operations at
                                     Ogden Aviation Services.  Mr. Paquette served in various
                                     capacities at Trans World Airlines from 1969 through 1994, including Senior Vice President-Maintenance and
                                     Engineering and Senior Vice President-Operations.


                                     Present Principal Occupation or Employment; Material        Beneficial
      Name, Citizenship              Positions Held During the Past Five Years and Business     Ownership of
and Current Business Address         Addresses Thereof                                             Shares
----------------------------         ------------------------------------------------------     ------------
Charles J. Thibaudeau.......         Mr. Thibaudeau has served as Vice President-Human               --
                                     Resources since November 1998.  Mr. Thibaudeau has
                                     approximately twenty years of experience in the human
                                     resources and employee relations area from his tenure at
                                     Trans World Airlines.

James J. Cerniglia..........         Mr. Cerniglia has served as ASA's Assistant Vice                --
                                     President-Flight Systems Controls since March 1998.  Mr.
                                     Cerniglia has held positions with or served as a
                                     consultant to a number of airlines since 1986.  He served
                                     as the Director-Flight Control of Trump Shuttle, Inc.
                                     ("Trump") from February 1989 until September 1991 and as
                                     Senior Director-Sales and Marketing of Trump from
                                     September 1991 until March 1992.  Mr. Cerniglia served as
                                     Vice President-Operations of Jet Express/USAir from March
                                     1992 until July 1993, as an independent airline consultant from July 1993 until May 1996, as Director-Operations
                                     Control of Pan American World Airways, Inc. from may 1996
                                     until September 1997, and as an independent airline
                                     consultant from that time until he joined ASA.

Mark W. Fischer.............         Mr. Fischer has served as the Vice President-Customer           --
                                     Service of ASA since November 1997.  From 1992 until
                                     joining ASA, Mr. Fischer served as the Vice
                                     President-Customer Service for Piedmont Airlines, Inc.,
                                     and from 1987 until 1992, he served as Vice
                                     President-Customer Service for Midway Airlines, Inc. Mr.
                                     Fischer previously held a number of positions with Fischer
                                     Bros. Aviation, Inc. from 1987 until 1992.

John P. McBryan.............         Mr. McBryan, who has served as Vice President-Technical
                                     Services of ASA since December 1997, has 27 years of
                                     experience in the aviation industry.  He was Vice
                                     President-Maintenance for Air Wisconsin, Inc. from 1988
                                     until 1992, and served as Director of Maintenance for
                                     Allegheny Airlines, Inc. from 1992 until 1993.  Mr.
                                     McBryan served as Vice President-Operations of Dyn-Air
                                     Tech, an aircraft repair station, from 1993 until 1994 ,
                                     and as Manager of Industrial Engineering of the Dee Howard
                                     Company, another repair station, from 1994 through 1996.
                                     Prior to joining ASA, he was the Director-Programs and
                                     Planning for Miami Air International.

John A. Bedson..............         Mr. Bedson has been ASA's Assistant Vice President-Flight       --
                                     Operations since November 1998.  From 1994 until 1998, Mr.
                                     Bedson was Vice President-Operations Support for British
                                     Aerospace, North America, Inc. Prior to this, he was
                                     Director-Flight Operations for Trans World Express from
                                     1990 to 1994, and held the positions of Director-Flight
                                     Operations, Chief Pilot and Chief Instructor at PanAm
                                     Express from 1985 to 1990.



                                     Present Principal Occupation or Employment; Material        Beneficial
     Name, Citizenship               Positions Held During the Past Five Years and Business     Ownership of
and Current Business Address         Addresses Thereof                                             Shares
----------------------------         ------------------------------------------------------     ------------
Samuel J. Watts.............         Mr. Watts, who has served as Vice President-Sales and           --
                                     Corporate Communications of ASA since July 1997, has been
                                     employed by Atlantic Southeast in customer service
                                     positions since 1983.  From 1985 to 1994, he was Atlantic
                                     Southeast's Vice President-Customer Services.  In 1994, he
                                     was elected as Atlantic Southeast's Vice President-Sales
                                     and Customer Services.  Mr. Watts was employed by
                                     Southeastern Airlines, a regional airline, from 1972 to
                                     1983 as its Vice President-Marketing.  From 1982 to 1982,
                                     Mr. Watts worked for Eastern Airlines, Inc., a major
                                     airline, in various line and staff positions.

W. Grant Nichols............         Mr. Nichols has served as ASA's Assistant Vice                  --
                                     President-Market Development since 1997.  Mr. Nichols
                                     previously served as the Manger of Revenue Control from
                                     1989 until 1997.  Prior to 1989, Mr. Nichols held various
                                     positions with ASA from 1985 to 1989.

--------------
* Represents Directors of ASA.

(1) Information with respect to beneficial ownership is based upon information furnished by each owner. Percent of Class is based on 28,523,177 Shares outstanding as of February 19, 1999 (excluding treasury shares).

(2) Includes 118,650 Shares held by the wife of George F. Pickett, as to which Shares Mr. Pickett disclaims any beneficial ownership interest.

(3) Includes Shares that the individual has the right to acquire, on or before May 29, 1999 (60 days from March 30, 1999), through the exercise of options granted under the Nonqualified Stock Option Plan (see "Stock Option/SAR Grants and Related Information") as follows: George F. Pickett --310,350 Shares; John W. Beiser -- 175,700 Shares; Ronald V. Sapp -- 60,500 Shares; Edward J. Paquette -- 18,550 Shares; and R. Mark Bole -- 8,600 Shares.

(4) Includes 140,000 Shares held by the wife of John W. Beiser, as to which Shares Mr. Beiser disclaims any beneficial ownership interest.

(5) Includes 230 Shares held by the wife of Jean A. Mori, as to which Shares Mr. Mori disclaims any beneficial ownership interest.

(6) Includes 243,027 Shares held by irrevocable trusts created for the benefit of the adult children of Alan M. Voorhees as to which Shares Mr. Voorhees disclaims any beneficial ownership interest.

(7) Includes 20,000 Shares held by the wife of Ralph W. Voorhees, as to which Shares Mr. Voorhees disclaims any beneficial ownership interest.

(8) Includes 5,000 Shares that the individual has the right to acquire, on or before May 29, 1999 (60 days from March 30, 1999), through the exercise of stock options granted under the Nonqualified Stock Option plan for Non-Employee Directors.

(9) Includes an aggregate of 573,750 Shares which the directors and executive officers as a group have the right to acquire as of May 29, 1999 through the exercise of options.

                                                                     SCHEDULE II

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                       Delta, Delta Holdings and Delta Sub


     The following table sets forth (i) the name, current business or residence address and present principal occupation or employment and (ii) material occupations, positions, offices or employments and business addresses thereof for the past five years, in each case of each director and executive officer of Delta, Delta Sub and Delta Holdings, and persons who may be designated by Delta to serve as directors on ASA's Board following the Offer and Merger. Each of Delta's, Delta Sub's and Delta Holdings' directors and officers, and each of the proposed directors and officers of ASA after consummation of the Offer and the Merger, is a citizen of the United States.

     Except as otherwise indicated, the business address of each director and executive officer of Delta, Delta Sub and Delta Holdings is Delta Air Lines, Inc., 1030 Delta Boulevard, Hartsfield Atlanta International Airport, Atlanta, GA 30320. Except as otherwise indicated, each occupation set forth opposite a person's name refers to employment with Delta, Delta Sub or Delta Holdings, respectively. No director or executive officer of Delta, Delta Sub or Delta Holdings beneficially owns any material amount of outstanding Shares. Directors of each of Delta, Delta Sub and Delta Holdings are indicated with an asterisk.

A. Directors and Executive Officers of Delta.


             Name, Citizenship              Present Principal Occupation or Employment; Material Positions Held
        and Current Business Address        During the Past Five Years and Business Addresses Thereof
------------------------------------------- ------------------------------------------------------------------------
*Edwin L. Artzt............................ Director since 1991.  Mr. Artzt has been Chairman of the Board of
                                            Spalding since November 1998.  He was Chairman of the Board and Chief
                                            Executive Officer of The Procter & Gamble Company from January 1990 until his retirement in July 1995, when he became Chairman of the
                                            Executive Committee of the Board of Directors of The Procter & Gamble
                                            Company.  Mr. Artzt is also a director of American Express Company,
                                            Barilla S.p.A. (Italy) and GTE Corporation, and a member of The
                                            Business Council.

*Henry A. Biedenharn, III.................. Director since 1986.  President, Chief Executive Officer and a director of Ouachita Coca-Cola Bottling Company, Inc., and four other
                                            Coca-Cola bottling companies located in Arkansas, Louisiana and
                                            Mississippi, from 1981 until his retirement in February 1996.  He also served as Chairman of the Board of Ouachita Coca Cola Bottling
                                            Company, Inc. from 1991 to February 1996.  Mr. Biedenharn is a director of Hudson, Inc. and Biedco Corporation.

*James L. Broadhead........................ Director since 1991.  Chairman of the Board and Chief Executive
                                            Officer of FPL Group, Inc., and its principal subsidiary, Florida
                                            Power & Light Company, since May 1990.  Mr. Broadhead is also a director of New York Life Insurance Company and The Pittston Company,
                                            a trustee of Cornell University and a member of The Business Council and The Business Roundtable.

*Edward H. Budd. .......................... Director since 1985.  Chairman of the Board and Chief Executive
                                            Officer of The Travelers Corporation from 1982 until his retirement in
                                            1993, and was an executive officer of that company from 1974 through
                                            1993.  Mr. Budd is also a director of GTE Corporation, a member of the
                                            American Academy of Actuaries and The Business Council, and a Trustee
                                            of Tufts University.


             Name, Citizenship              Present Principal Occupation or Employment; Material Positions Held
        and Current Business Address        During the Past Five Years and Business Addresses Thereof
------------------------------------------- ------------------------------------------------------------------------
*R. Eugene Cartledge....................... Director since 1990.  Mr. Cartledge has been Chairman of the Board of
                                            Genevac Portable Products LLC since June 1998.  Chairman of the Board of Savannah Foods & Industries, Inc. from April 1996 until December
                                            1997.  Mr. Cartledge was Chairman of the Board and Chief Executive
                                            Officer of Union Camp Corporation from January 1986 until his retirement in June 1994.  He is also a director of Blount, Inc., Chase
                                            Brass Industries, Inc., Sunoco, Inc., UCAR International Inc. and
                                            Union Camp Corporation.

*Mary Johnston Evans....................... Director since 1982 and non-executive Acting Chairman of Board of
                                            Directors from August 1, 1997 to August 14, 1997.  She is also
                                            Director of Baxter International Inc., Dun & Bradstreet Corp.,
                                            Household International, Inc., Scudder New Europe Fund and Sunoco
                                            Inc.  Mrs. Evans is also a senior member of the Conference Board and a member of the Advisory Board of Morgan Stanley, Inc.

*Gerald Grinstein.......................... Director since 1987.  Non-Executive Chairman of Board of Directors since August 14, 1997.  Mr. Grinstein has been a principal of Madrona
                                            Investment Group LLC since October 1996.  Mr. Grinstein was Chairman of Burlington Northern Santa Fe Corporation (successor to Burlington
                                            Northern Inc.) from September 1995 until his retirement in December
                                            1995.  He was Chairman and Chief Executive Officer of Burlington
                                            Northern Inc. and Burlington Northern Railroad Company from July 1991 until consummation of the merger of Burlington Northern Inc. and Santa
                                            Fe Corporation in September 1995.  He is also a director of Browning
                                            Ferris Industries, Inc., Imperial Sugar Company, PACCAR Inc., The
                                            Pittston Company, Sundstrand Corporation and Vans, Inc., Grove
                                            Worldwide LLC, Space Needle Corporation, the Seattle Symphony and the
                                            Henry M. Jackson Foundation.

*Leo F. Mullin............................. Mr. Mullin has been director, President and Chief Executive Officer since August 14, 1997.  He was Vice Chairman of Unicom Corporation and
                                            its principal subsidiary, Commonwealth Edison Company, from 1995 through August 13, 1997.  Mr. Mullin was an executive of First Chicago
                                            Corporation from 1981 to 1995, serving as that company's President and
                                            Chief Operating Officer from 1993 to 1995, and as Chairman and Chief
                                            Executive Officer of American National Bank, a subsidiary of First
                                            Chicago Corporation, from 1991 to 1993.  He is also a director of
                                            BellSouth Corporation and Inland Steel Industries, Inc. and a member of the Board of the Air Transport Association of America, the Atlanta
                                            Chamber of Commerce and the Robert W. Woodruff Arts Center, and a
                                            trustee of Northwestern University.

*Andrew J. Young........................... Director since 1994.  Mr. Young has been Chairman and a Senior Partner of Goodworks International, Inc. since January 1997.  He was Vice
                                            Chairman of Law Companies Group, Inc. from 1993 through January 1997, and a director of that company from August 1995 through January 1997.
                                            Chairman of Law Companies Group, Inc. (a former Subsidiary of Law
                                            Companies Group, Inc.) from 1990 to 1993.  Mr. Young is a director of
                                            Archer Daniels Midland Company, Cox Communications, Inc., Film
                                            Fabricators, Inc., Host Marriott Corporation, The Argus Board (The
                                            International Advisory Board of Independent Newspapers Holdings
                                            Limited) and Thomas Nelson, Inc.  He is Chairman of the Southern
                                            Africa Enterprise Development Fund and a director of the Martin Luther
                                            King, Jr. Center.


             Name, Citizenship              Present Principal Occupation or Employment; Material Positions Held
        and Current Business Address        During the Past Five Years and Business Addresses Thereof
------------------------------------------- ------------------------------------------------------------------------
Maurice W. Worth........................... Chief Operating Officer since August 15, 1997.  Mr. Worth served as
                                            Acting Chief Executive Officer from August 1, 1997 through August 15,
                                            1997.  Executive Vice President-Customer Service and Acting Chief
                                            Operating Officer, May, 1997 through August, 1997.   Executive Vice
                                            President-Customer Service, September, 1995 through May, 1997.  Senior
                                            Vice President-Personnel, May 1991 through September, 1995.

Malcolm B. Armstrong....................... Executive Vice President-Operations since October 1, 1998.  Mr.
                                            Armstrong was Vice President-Corporate Safety & Compliance of Delta
                                            from June 1997 until October 1998.  He was Vice President-Corporate
                                            Safety and Regulatory Compliance of US Airways, Inc. from July 1995 until June 1997.  Prior to joining US Airways, Inc., he was a commander, 21st Air Force and Lt. General in the U.S. Air Force from
                                            1992 until he retired in 1995.

Robert L. Colman........................... Executive Vice President-Human Resources since October 2, 1998.  Prior to joining Delta, Mr. Colman was Vice President-Human Resources, GE
                                            Aircraft Engines Division from October 1993 until October 1998.

Vicki B. Escarra........................... Executive Vice President-Customer Service since July 1, 1998.  Senior
                                            Vice President-Airport Customer Service of Delta, November 1996
                                            through July 1998.  Vice President-Airport Customer Service, August
                                            1996 through November 1996.  Vice President-Reservation Sales and
                                            Distribution Planning, May 1996 through August 1996.  Vice
                                            President-Reservation Sales, November 1994 to May 1996.
                                            Director-Reservations Sales, October 1994 to November 1994.
                                            Director-In-Flight Service Operations, May 1992 to October 1994.

Warren C. Jenson........................... Executive Vice President and Chief Financial Officer since April 20,
                                            1998. He was Senior Vice President and Chief Financial Officer of
                                            the National Broadcasting Company, a General Electric subsidiary, from 1992 to April 1998.

Frederick W. Reid.......................... Executive Vice President and Chief Marketing Officer since July 1,
                                            1998.  Mr. Reid was an executive of Lufthansa German Airlines from
                                            April, 1991 to June, 1998, serving as that company's President and
                                            Chief Operating Officer from April 1997 to June 1998; Executive Vice
                                            President and Chief Operating Officer from 1995 to March 1997, and as
                                            Senior Vice President, The Americas, from 1991 to 1996.

----------------
* Represents Directors of Delta.

B.  Directors and Executive Officers of Delta Sub.


             Name, Citizenship              Present Principal Occupation or Employment; Material Positions Held
        and Current Business Address        During the Past Five Years and Business Addresses Thereof
------------------------------------------- ------------------------------------------------------------------------
* Maurice W. Worth......................... President and Chief Executive Officer.  See above for his positions with Delta and previous five year employment history.

* Edward H. West........................... Vice President and Treasurer.  He has served as Vice
                                            President-Financial Planning & Analysis of Delta since June 1997.  He also was Acting Chief Financial Officer of Delta from November 1997 to
                                            April 1998; Controller from November 1996 until June 1997;
                                            Director-Corporate Finance from December 1995 until November 1996;
                                            General Manager-Corporate Finance from January 1995 until December
                                            1995; Administrative Assistant - Finance from June 1994 until January
                                            1995.  He served as Assistant Vice President and Senior Relationship
                                            Manager with Wachovia Bank from November 1992 until June 1994.

Dean C. Arvidson........................... Secretary. He has been Senior Attorney and Assistant Secretary with
                                            Delta since January 1996; Attorney and Assistant Secretary from
                                            November 1994 until January 1996; and Attorney from November 1992 until November 1994.

------------------
* Represents Directors of Delta Sub.

C.  Directors and Executive Officers of Delta Holdings.


           Name, Citizenship                Present Principal Occupation or Employment; Material Positions Held
      and Current Business Address          During the Past Five Years and Business Addresses Thereof
------------------------------------------- ------------------------------------------------------------------------
* Edward D. Jones.......................... President. Mr. Jones has been Vice Chairman of Delaware Corporate
  Delaware Corporate Management, Inc.       Management, Inc. since 1997.  Prior thereto, Mr. Jones was President
  1105 North Market Street                  of Delaware Corporate Management, Inc. from 1990 to May 1997.
  Suite 1300
  Wilmington, DE 19899

* Leslie P. Klemperer...................... Vice President and Secretary.  He has been Associate General Counsel and Assistant Secretary of Delta since November 1998.  Mr. Klemperer was Assistant General Counsel and Assistant Secretary of Delta from
                                            February 1992 until September 1998; and Senior Attorney and Assistant
                                            Secretary from November 1985 until February 1992.

* David P. Fontello........................ Vice President and Assistant Secretary.  Mr. Fontello has been Vice
  Wilmington Trust Company                  President-Corporate Financial Services Department, Wilmington Trust
  Rodney Square North                       Company since 1990.
  1100 North Market Street
  Wilmington, DE 19890

* Maria D'Alessandro....................... Treasurer.  Ms. D'Alessandro has been General Manager-Treasury of
                                            Delta since May 1998.  Prior thereto, Ms. D'Alessandro was General
                                            Manager-Cash Management of Delta from February 1997 until May 1998;
                                            Manager-Financial Analysis from May 1995 until February 1997; Project
                                            Leader from June 1994 until May 1995; and Financial Analyst from
                                            August 1993 until June 1994.

* Thomas M. Strauss........................ Assistant Treasurer.  Mr. Strauss has been Financial Services Manager
  Wilmington Trust Company                  of Delaware Corporate Management since 1997.  Prior thereto, Mr.
  Rodney Square North                       Strauss was Accounting Supervisor with Wilmington Trust Company from
  1105 North Market Street                  1996 to 1997; Senior Accountant from 1994 to 1996; and Staff
  Suite 1300                                Accountant from 1992 to 1994.
  Wilmington, DE 19899

-----------------
* Represents Directors of Delta Holdings.

D. Persons Who May Be Designated by Delta to Serve as Directors on ASA's Board After the Offer and Merger.


             Name, Citizenship              Present Principal Occupation or Employment; Material Positions Held
        and Current Business Address        During the Past Five Years and Business Addresses Thereof
------------------------------------------- ------------------------------------------------------------------------
Maurice W. Worth........................... See above for his positions with Delta and previous five year employment history.

Malcolm B. Armstrong....................... See above for his positions with Delta and previous five year employment history.

Vicki   B. Escarra......................... See above for his positions with Delta and previous five year employment history.

Warren  C. Jenson.......................... See above for his positions with Delta and previous five year employment history.

Frederick W. Reid.......................... See above for his positions with Delta and previous five year employment history.


Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each shareholder of ASA or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its addresses set forth below.

                        The Depositary for the Offer is:
                        Harris Trust Company of New York

          By Mail:                By Facsimile Transmission           By Hand or Overnight Courier:
                              (For Eligible Institutions only):
     Wall Street Station                (212) 701-7636                        Receive Window
        P.O. Box 1023                                                       Wall Street Plaza
   New York, NY 10268-1023                                              88 Pine Street, 19th Floor
                                                                            New York, NY 10005

                              Confirm by Telephone:

                                 (212) 701-7624


     Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at Delta's expense.


                     The Information Agent for the Offer is:

                               Morrow & Co., Inc.

                                 445 Park Avenue
                                    5th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                           Call Collect (212) 754-8000

                         Banks and Brokers Please Call:
                                 (800) 662-5200


                      The Dealer Manager for the Offer is:

                              Goldman, Sachs & Co.

                                 85 Broad Street
                               New York, NY 10004
                          (212) 902-1000 (Call Collect)
                           (800) 323-5678 (Toll Free)